Exhibit 10.22

EXECUTION VERSION

AMENDMENT NO. 1 TO SENIOR SECURED SECOND OUT TERM LOAN CREDIT AGREEMENT

AMENDMENT No. 1, dated as of October 12, 2020 (this “Amendment”), by and among the Parent Borrower, Holdings, the U.S. Subsidiary Borrower and the Lenders party hereto, which collectively constitute the Required Lenders, to the Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, among SOFTWARE LUXEMBOURG ACQUISITION S.À.R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 48 Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et de Sociétés) under number B246282 (the “Parent Borrower”), SOFTWARE LUXEMBOURG INTERMEDIATE S.À.R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 48 Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg and registed with the Luxembourg trade and companies register (Registre de Commerce et de Sociétés) under number B246231 (“Holdings”), SKILLSOFT CORPORATION, a Delaware corporation (the “U.S. Subsidiary Borrower”), the lenders party thereto from time to time (the “Lenders”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent (the “Administrative Agent”) and Collateral Agent, and each Lender from time to time party thereto (the “Credit Agreement”). Terms defined in the Credit Agreement, as amended, and used herein shall have the meanings given to them in the Credit Agreement, as amended hereby, unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the Parent Borrower has requested an amendment to the Credit Agreement pursuant to which certain provisions of the Credit Agreement will be amended as set forth herein.

WHEREAS, the Parent Borrower will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Acquisition Agreement”), by and among Software Luxembourg Holdings S.A., a public limited liability company (société anonyme) (the “Company”) and Churchill Capital Corp II, as buyer (the “Buyer”), pursuant to which, among other things, the Company will merge with and into the Buyer, the Company will cease to exist and the Company’s Subsidiaries shall become subsidiaries of Buyer, which shall survive as the Surviving Corporation (as defined in the Acquisition Agreement) (the “Acquisition”).

WHEREAS, pursuant to the Acquisition Agreement and the Buyer Second A&R Charter (as defined in the Acquisition Agreement), Buyer will redeem all of the shares of Buyer Class C Common Stock (as defined in the Acquisition Agreement) issued to the holders of Company Class A Shares (as defined in the Acquisition Agreement) (each such holder, an “Incremental Lender” and collectively, the “Incremental Lenders”) in connection with the Acquisition (the “Redemption”), for an aggregate redemption price set forth therein, which redemption price includes receipt of $20,000,000 of Term Loans (in the aggregate) to such Incremental Lenders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Amendments

Section 1.1               Subject to the occurrence of the Amendment No. 1 Amendment Date (as defined in Section 2.2 below), (a) the Credit Agreement is, effective as of the Amendment No. 1 Amendment Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto, (b) the form of intercreditor attached hereto as Annex B shall be added as Exhibit M thereto and (c) the form of joinder agreement attached hereto as Annex C shall be added as Exhibit A thereto.

Section 1.2               Amendment No. 1 Term Loan Increase.

(a)                Subject to the occurrence of the Amendment No. 1 Amendment Date, the delivery of a Notice of Borrowing, and subject to the occurrence of the Amendment No. 1 Amendment Date, the Parent Borrower agrees that as of the Term Loan Increase Effective Date (as defined in Section 1.2(c)) the amount of Initial Term Loans shall be automatically deemed increased by $20,000,000 (resulting in $430,000,000 of outstanding principal amount of Initial Term Loans in the aggregate) (the “Amendment No. 1 Term Loan Increase”) and the Amendment No. 1 Term Loan Increase shall be deemed made on the Amendment No. 1 Amendment Date or the Alternative Term Loan Increase Date (as defined in Section 1.2(d)), as applicable;

(b)                With respect to the Amendment No. 1 Term Loan Increase, as of the Term Loan Increase Effective Date, subject to the terms and conditions hereof and after giving effect to this Amendment, (i) the Amendment No. 1 Term Loan Increase shall constitute part of, and shall be added to, the outstanding principal amount of Initial Term Loans (which Amendment No. 1 Term Loan Increase shall be deemed made on the Amendment No. 1 Amendment Date or the Alternative Term Loan Increase Date, as applicable) and shall be subject to the terms and conditions thereof (including interest rate, interest rate margins, Interest Periods, fees (other than arrangement, structuring, underwriting and similar fees not paid generally to all Lenders with respect to the Amendment No. 1 Term Loan Increase), prepayment terms and final maturity, but for the avoidance of doubt, the Amendment No. 1 Term Loan Increase shall bear interest from the Amendment No. 1 Amendment Date or the Alternative Term Loan Increase Date, as applicable, and not from the Closing Date and shall be treated as a single Class of Term Loans with the Initial Term Loans incurred on the Closing Date for all purposes, including for purposes of any assignments of Term Loans), (ii) there shall be an automatic adjustment to the Commitment in respect of the Initial Term Loans of each Lender who owns any outstanding Initial Term Loans and who is also an Incremental Lender, in order to reflect such Lenders portion of the Amendment No. 1 Term Loan Increase; and (iii) the parties hereto agree that Administrative Agent, in accordance with its policies and procedures, shall make such adjustments to the Register as are necessary to reflect the Commitments reflected in the Modified Schedule (as defined below);

(c)                The “Term Loan Increase Effective Date” shall occur on the date on which: (i) the Amendment No. 1 Amendment Date has occurred, (ii) the Parent Borrower (or its counsel) has delivered to the Administrative Agent a new a Schedule 1.1(b) (the “Modified Schedule”) of the Credit Agreement that, as of the Amendment No. 1 Amendment Date, shall modify and replace the existing Schedule 1.1(b) and reflect such adjustments to the Commitments as are made pursuant to Section 1.2(b) above and (iii) the Administrative Agent shall have received the letters of transmittal submitted by each Incremental Lender listed in the Modified Schedule (other than the Disbursement Agent (as defined in the Credit Agreement, as amended by this Amendment as of the Amendment No. 1 Amendment Date (the “Amended Credit Agreement”)).

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(d)                In the event that that the Term Loan Increase Effective Date occurs on a date that is five (5) or fewer Business Days prior to the end of any Interest Period, then the Initial Term Loans related to the Amendment No. 1 Term Loan Increase shall instead be made or be deemed to be made on the first day of the following Interest Period (the “Alternative Term Loan Increase Date”).

(e)                Notwithstanding anything herein or in the Credit Agreement or any other Credit Document to the contrary, in the event that Amendment No. 1 Amendment Date is a date other than the first day of an Interest Period, then the payment of the accrued and unpaid interest up to the Amendment No. 1 Amendment Date on the outstanding Initial Term Loans incurred on the Closing Date (the “Special Interest Amount”) shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the Amendment No. 1 Amendment Date. The Administrative Agent is hereby authorized and directed to cause the Special Interest Amount received by it from the Borrowers to be distributed ratably to the Lenders entitled thereto. For the avoidance of doubt, the Interest Period and the interest rate related to such Interest Period for the Initial Term Loans incurred on the Closing Date shall not be affected by such payments.

(f)                 The Administrative Agent is hereby authorized and directed to take such administrative and ministerial actions (including revising the global commitment amount) to reflect the Amendment No. 1 Term Loan Increase in the Register and in ClearPar and any other loan settlement systems, in accordance with its policies and procedures related thereto.

(g)                The U.S. Subsidiary Borrower, in its capacity as the Disbursement Agent, hereby agrees that, subject to the terms and conditions of this Amendment, as of the Amendment No. 1 Amendment Date, the U.S. Subsidiary Borrower (i) shall be deemed to be the “Disbursement Agent” as defined in the Amended Credit Agreement, (ii) agrees it will be bound as a “Lender” by all of the terms, provisions and conditions contained in the Amended Credit Agreement and the other Credit Documents, (iii) agrees to perform all of the obligations that are required to be performed by it as such under the Amended Credit Agreement and the other Credit Documents and (iv) shall be entitled to the benefits, rights and remedies as set forth in the Amended Credit Agreement and the other Credit Documents)

(h)                For the avoidance of doubt, the parties hereto agree that the Amendment No. 1 Term Loan Increase shall not be deemed a utilization of capacity under Section 2.14 of the Credit Agreement, and shall not result in any reduction of capacity under the “Maximum Incremental Facilities Amount” under the Credit Agreement.

ARTICLE II

Conditions to Effectiveness

Section 2.1               This Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) on which:

(a)                The Parent Borrower (or its counsel) shall have received from (i) the Lenders constituting the “Required Lenders”, (ii) Holdings, (iii) the Parent Borrower and (iv) the U.S. Subsidiary Borrower a counterpart of this Amendment signed on behalf of such party; and

(b)                The representations and warranties set forth in Article III hereto shall be true and correct in all material respects as of the Amendment No. 1 Effective Date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

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Section 2.2               Notwithstanding Section 2.1, the amendments contemplated by Article I shall only become effective on the date (the “Amendment No. 1 Amendment Date”) on which

(a)                The Amendment No. 1 Effective Date has occurred;

(b)                the Acquisition is consummated in accordance with the terms of the Acquisition Agreement; and

(c)               all fees and expenses of the Lenders required to be paid in connection with the Amendment pursuant to Section 13.5 of the Credit Agreement have been paid to the extent invoices have been received by the Parent Borrower at least three (3) Business Days in advance of the Amendment No. 1 Amendment Date.

ARTICLE III

Representations and Warranties.

After giving effect to the amendments contained herein, on the Amendment No. 1 Effective Date, the Parent Borrower hereby confirms that: (a) this Amendment has been duly authorized, executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party enforceable against it in accordance with its terms, subject to the Legal Reservations; and (b) the representations and warranties set forth in Article VIII of the Credit Agreement are true and correct in all material respects on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

ARTICLE IV

Miscellaneous

Section 4.1               Continuing Effect; No Other Amendments or Waivers. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or any of the other Credit Documents except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Credit Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Credit Agreement and the other Credit Documents are and shall remain in full force and effect in accordance with their terms. This Amendment shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

Section 4.2               Counterparts; Binding Effect. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. By executing a counterpart to this Amendment, each institution that has provided such counterpart, in its capacity as a Lender, agrees that, notwithstanding that the Amendment No. 1 Effective Date may not yet have occurred, (A) it has agreed to the terms of the Amendment and the Credit Agreement as amended thereby and (B) in the absence of a change to the terms and conditions of this Amendment, in each case that is (x) materially adverse to the Lenders, taken as a whole, in their capacity as such (as reasonably determined by the Parent Borrower) and (y) made after the submission of such executed counterpart, that such submission is irrevocable.

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Section 4.3               GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 4.4               Reaffirmation; Termination. Holdings, the Parent Borrower and the U.S. Subsidiary Borrower, on behalf of each Credit Party, hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Credit Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (ii) this Amendment shall not constitute a novation of the Credit Agreement or any other Credit Document and (iii) its guarantee of the Obligations under each Guaranty, as applicable, and its grant of Liens on the Collateral to secure the Obligations pursuant to the Security Documents. This Amendment shall terminate to the extent the Amendment No. 1 Amendment Date does not occur prior to the valid termination of the Acquisition Agreement in accordance with its terms, prior to the consummation of the Acquisition.

Section 4.5               References to Credit Agreement. On and after the Amendment No. 1 Amendment Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each of the other Credit Documents to “the Credit Agreement,” “the Senior Secured Second Out Term Loan Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

Section 4.6               Third Party Beneficiaries. This Amendment is for the sole benefit of the parties hereto and their respective successors and permitted assigns and no other Person (including Buyer) shall be a third party beneficiary hereof.1

Section 4.7               Indemnification. The Parent Borrower hereby expressly agrees that the provisions of Section 13.5 of the Credit Agreement apply mutatis mutandis to the transactions contemplated by this Amendment, whether or not consummated.

1 NTD: subject to agreement on relevant language in Acquisition Agreement.

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Section 4.8               Release of Claims. Effective on the date hereof, each Credit Party hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by the Administrative Agent, Collateral Agent or any Lender of Credit Parties’ liabilities, obligations and agreements on the date hereof and (b) to its knowledge, the Administrative Agent, the Collateral Agent and each Lender has fully performed all undertakings and obligations owed to it as of the date hereof. Each Credit Party hereby remises, releases, acquits, satisfies and forever discharges the Administrative Agent, the Collateral Agent and each Lender (solely in their respective capacities as such), and each of their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Administrative Agent, the Collateral Agent or any Lender (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, known or unknown, in law or in equity (collectively, the “Claims”), which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof in connection with the Credit Agreement or any Credit Document; provided, that, for the avoidance of doubt, this Section 14 shall not apply to (i) any Claims arising from any Releasee’s obligations under this Amendment, (ii) any Claims arising from any Releasee’s gross negligence or willful misconduct or (iii) any future Claims of any Credit Party against any Releasee based on facts existing after the date hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

SOFTWARE LUXEMBOURG ACQUISITION S.À.R.L.,
as the Parent Borrower

By:	/s/ MCJ Weijermans
Name: MCJ Weijermans
Title: Manager

By:	/s/ JA Mees
Name: JA Mees
Title: Manager

SOFTWARE LUXEMBOURG INTERMEDIATE S.À.R.L.,
as Holdings

By:	/s/ MCJ Weijermans
Name: MCJ Weijermans
Title: Manager

By:	/s/ JA Mees
Name: JA Mees
Title: Manager

SKILLSOFT CORPORATION,
as U.S. Subsidiary Borrower and as the Disbursement Agent

By:	/s/ Bobby Jenkins
Name: Bobby Jenkins
Title: Chief Financial Officer

[Signature Page to First Amendment to First Out Credit Agreement]

LENDER SIGNATURE PAGE

By executing a counterpart to this Amendment, the undersigned institution, in its capacity as a Lender, agrees to the terms of the Amendment (including Section 4.2 of the Amendment).

Name of Institution:	,
as a Lender

[Lender Signature Pages on File with the Administrative Agent]

For any Person requiring a second signature block:

[Lender Signature Pages on File with the Administrative Agent]

[Signature Page to First Amendment to First Out Credit Agreement]

Annex A
Amendments to Credit Agreement

See attached.

EXECUTION VERSION

SENIOR SECURED SECOND OUT TERM LOAN CREDIT AGREEMENT

dated as of August 27, 2020

*Amended by Amendment No. 1 dated as of October 12, 2020

among

SOFTWARE LUXEMBOURG INTERMEDIATE S.À R.L.,
as Holdings,

SOFTWARE LUXEMBOURG ACQUISITION S.À R.L.,

as the Parent Borrower,

The other Borrowers party hereto,

The several Lenders
from time to time party hereto,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as the Administrative Agent and the Collateral Agent.

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5.1	Voluntary Prepayments	86
5.2	Mandatory Prepayments	87
5.3	Method and Place of Payment	89
5.4	Net Payments	90
5.5	Computations of Interest and Fees	94
5.6	Limit on Rate of Interest	95

Section 6.	Conditions Precedent.	96

6.1	Conditions Precedent to the Closing Date.	96

Section 7.	[Reserved]	99

Section 8.	Representations and Warranties	99

8.1	Corporate Status	99
8.2	Corporate Power and Authority	99
8.3	No Violation	99
8.4	Litigation	99
8.5	Margin Regulations	100
8.6	Governmental Approvals	100
8.7	Investment Company Act	100
8.8	True and Complete Disclosure	100
8.9	Financial Condition; Financial Statements	100
8.10	Compliance with Laws; No Default	101
8.11	Tax Matters	101
8.12	Compliance with ERISA and Foreign Plans	101
8.13	Subsidiaries	102
8.14	Intellectual Property	102
8.15	Environmental Laws	102
8.16	Properties	103
8.17	No EEA Financial Institution.	103
8.18	Center of Main Interests.	103
8.19	OFAC; USA PATRIOT Act; FCPA	103
8.20	Security Interest in Collateral	104
8.21	[Reserved]	104
8.22	Insurance.	104
8.23	Solvency	104

Section 9.	Affirmative Covenants	104

9.1	Information Covenants	104
9.2	Books, Records, and Inspections	108
9.3	Maintenance of Insurance	109
9.4	Payment of Taxes	109

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9.5	Preservation of Existence; Consolidated Corporate Franchises	109
9.6	Compliance with Statutes, Regulations, Etc.	109
9.7	Employee Benefit Matters.	110
9.8	Maintenance of Properties	110
9.9	Transactions with Affiliates	110
9.10	End of Fiscal Years	110
9.11	Additional Guarantors and Grantors	111
9.12	Pledge of Additional Stock and Evidence of Indebtedness	111
9.13	[Reserved]	112
9.14	Further Assurances	112
9.15	Credit Ratings	112
9.16	Lines of Business	113
9.17	Center of Main Interests.	113
9.18	Deposit Accounts.	114

Section 10.	Negative Covenants	114

10.1	Limitation on Indebtedness	114
10.2	Limitation on Liens
10.3	Limitation on Fundamental Changes	120
10.4	Limitation on Sale of Assets	120
10.5	Limitation on Restricted Payments.	122
10.6	Burdensome Agreements.	127
10.7	Financial Covenant	129
10.8	Amendment of Other Documents	129
10.9	Canadian Pension Plans.	129

Section 11.	Events of Default	130

11.1	Events of Default.	130
11.2	Remedies Upon Event of Default	133
11.3	Application of Proceeds.	133

Section 12.	Administrative Agent	135

12.1	Appointment	135
12.2	Delegation of Duties	136
12.3	Exculpatory Provisions	137
12.4	Reliance by Agents	138
12.5	Notice of Default	138
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	139
12.7	Indemnification	139
12.8	Agents in Their Individual Capacities	140
12.9	Successor Agents	140
12.10	Withholding Tax	141
12.11	Agents Under Security Documents and Guarantee	141
12.12	Right to Realize on Collateral and Enforce Guarantee	143
12.13	Release of Collateral and Guarantees, Termination of Credit Documents.	143
12.14	Lender Action.	145
12.15	Secured Hedge Obligations or Secured Cash Management Obligations	145
12.16	INTERCREDITOR AGREEMENT	146

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Section 13.	Miscellaneous	147

13.1	Amendments, Waivers, and Releases	147
13.2	Notices	150
13.3	No Waiver; Cumulative Remedies	150
13.4	Survival of Representations and Warranties	150
13.5	Payment of Expenses; Indemnification	151
13.6	Successors and Assigns; Participations and Assignments	153
13.7	[Reserved]	158
13.8	Replacement of Lenders Under Certain Circumstances	158
13.9	Adjustments; Set-off	159
13.10	Counterparts	160
13.11	Severability	160
13.12	Integration	160
13.13	GOVERNING LAW; CONSENT TO SERVICE OF PROCESS	160
13.14	Acknowledgments	161
13.15	WAIVERS OF JURY TRIAL	162
13.16	Confidentiality	163
13.17	Direct Website Communications	164
13.18	USA PATRIOT Act	165
13.19	Judgment Currency	165
13.20	Payments Set Aside	166
13.21	No Fiduciary Duty	166
13.22	Canadian Anti-Money Laundering	166
13.23	Obligations Joint and Several	167
13.24	Acknowledgement and Consent to Bail-In of any Affected Financial Institutions	167
13.25	Deemed Acceptance of Lenders	167

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SCHEDULES

Schedule 1.1(a)	Foreign Security Documents
Schedule 1.1(b)	Commitments of Lenders
Schedule 8.12	Canadian Pension Plans
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 8.16(b)	Owned Real Property
Schedule 8.16(c)	Leased Real Property
Schedule 9.14	Post-Closing Actions
Schedule 9.18	Closing Date Bank Accounts
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.3	Dissolutions
Schedule 10.5	Closing Date Investments
Schedule 10.6	Closing Date Burdensome Agreements
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	~~[Reserved]~~Joinder Agreement
Exhibit B	Solvency Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Prepayment Notice
Exhibit E	[Reserved]
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note
Exhibit H	[Reserved]
Exhibit I	Form of Intercompany Note
Exhibit J-1	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Conversion or Continuation
Exhibit L-1	Form of Hedge Bank Designation
Exhibit L-2	Form of Cash Management Bank Designation

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SENIOR SECURED SECOND OUT TERM LOAN CREDIT AGREEMENT

SENIOR SECURED SECOND OUT TERM LOAN CREDIT AGREEMENT, dated as of August 27, 2020, among SOFTWARE LUXEMBOURG INTERMEDIATE S.À R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) under number B246231 (the “Holdings”), SOFTWARE LUXEMBOURG ACQUISITION S.À R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) under number B246282 (the “Parent Borrower”), Skillsoft Corporation, a Delaware corporation (the “U.S. Subsidiary Borrower”), as a borrower (the U.S. Subsidiary Borrower, together with the Parent Borrower, the “Borrowers”), the lending institutions from time to time parties hereto or deemed to be parties hereto in accordance with the Confirmation Order or any related order of the Bankruptcy Court (each, a “Lender” and, collectively, the “Lenders”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, on June 14, 2020 (the “Petition Date”), the U.S. Subsidiary Borrower (together with any of its Subsidiaries and Affiliates that are debtors in the Chapter 11 Cases, collectively, the “Debtors”, and each individually, a “Debtor”) commenced Chapter 11 Case Nos. 20-11532 through 20-11547, as administratively consolidated at Chapter 11 Case No. 20-11532 (MFW) (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, on June 19, 2020, Skillsoft Canada, Ltd., in its capacity as foreign representative on behalf of the Debtors, as applicable, commenced recognition proceedings under Part IV of the CCAA (the “Canadian Recognition Proceeding”) before The Court of Queen’s Bench of New Brunswick (the “Canadian Bankruptcy Court”) and obtained an initial recognition order and a supplemental order, each with effect from June 19, 2020, among other things, recognizing the Chapter 11 Cases as “foreign main proceedings” and granting certain related relief, and on June 19 and 23, respectively, the Canadian Bankruptcy Court issued an Initial Recognition Order and a Supplemental Order, both effective as of June 19, 2020, granting the relief sought by Skillsoft Canada Ltd.;

WHEREAS, in connection with the Chapter 11 Cases and the Canadian Recognition Proceeding, the Debtors and certain creditor parties entered into the Restructuring Support Agreement dated as of June 12, 2020, which provides for the implementation of a restructuring pursuant to which, among other things, the U.S. Subsidiary Borrower and certain Guarantors will enter into certain financing arrangements pursuant to the Second Amended Joint Chapter 11 Plan of Skillsoft Corporation and its Affiliated Debtors (including all annexes, exhibits, schedules and supplements thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Plan”);

WHEREAS, on August 6, 2020, the Bankruptcy Court entered the Confirmation Order approving the Plan (the “Approved Plan”), and on August 19, 2020, the Canadian Bankruptcy Court entered the Canadian Confirmation Order, among other things, recognizing and giving full force and effect to the Confirmation Order in Canada;

WHEREAS, upon the effectiveness of the Approved Plan, and upon the terms and conditions set forth in this Agreement, the Lenders shall make available (or shall be deemed to make available) to the Borrowers the Term Loans in the aggregate principal amount of $410,000,000 (or, on and after the Amendment No. 1 Amendment Date, $430,000,000 in accordance with the terms of Amendment No. 1) (the “Exit Facility”);

WHEREAS, substantially concurrently herewith, the Borrowers, the Guarantors, the First Out Term Loan Lenders, the First Out Term Loan Administrative Agent and the Collateral Agent are entering into the First Out Term Loan Credit Agreement pursuant to which the First Out Term Loan Lenders shall make available (or shall be deemed to make available) to the Borrowers the First Out Term Loans in the aggregate principal amount of $110,000,000 (the “First Out Term Loan Facility”);

WHEREAS, subject to the terms hereof, the Borrowers and the Guarantors have agreed to secure all of their Obligations under the Credit Documents by granting to the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties, a security interest in and lien upon substantially all of their now existing and hereafter-acquired property; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.                Definitions

1.1              Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as published in the Wall Street Journal (or comparable publication or service for publishing the “prime rate”) as the “prime rate”, and (iii) the rate per annum determined in the manner set forth in clause (e) of the definition of Eurocurrency Rate plus 1%; provided that notwithstanding the foregoing, in no event shall the ABR applicable to the Initial Term Loans at any time be less than 2.00% per annum. Any change in the ABR due to a change in such rate published as the “prime rate” or in the Federal Funds Effective Rate or Eurocurrency Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Intercreditor Agreement” shall mean the Intercreditor Agreement (or other First Lien Intercreditor Agreement) and/or a Junior Lien Intercreditor Agreement.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Parent Borrower and the Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning assigned to such term in Amendment No. 1.

“Acquisition Agreement” shall have the meaning assigned to such term in Amendment No. 1.

“Administrative Agent” shall mean Wilmington Savings Fund Society, FSB, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Advisors” shall mean Seward & Kissel LLP, as counsel, and such other firm or local counsel appointed on behalf of, collectively, the Administrative Agent and the Collateral Agent in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of October 12, 2020, by and among the Parent Borrower, Holdings, the U.S. Subsidiary Borrower and the Lenders party thereto.

“Amendment No. 1 Amendment Date” shall have the meaning assigned to such term in Amendment No. 1.

“AML Legislation” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, applicable within Canada, including any rules, regulations, guidelines, ordinances, judgments or orders thereunder, as the same may be amended from time to time.

“Anti-Terrorism Laws” shall mean any law relating to terrorism, corruption, economic sanctions, or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” shall mean, on any date, with respect to each Initial Term Loan that is an (a) ABR Loan, 6.50% per annum and (b) Eurocurrency Loan, 7.50% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i)       the sale, conveyance, transfer, or other disposition, in each case, which results in the permanent disposition of the subject property, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of Holdings or any Subsidiary, or

(ii)       the issuance or sale of Equity Interests of any Subsidiary (other than to Holdings or to a Credit Party or the issuance or sale of Equity Interests of a Subsidiary that is not a Guarantor to a Credit Party or to another Wholly-Owned Subsidiary that is not a Guarantor), whether in a single transaction or a series of related transactions, in each case, other than:

(a)       any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or no longer used or useful equipment (including any servers), in each case, in the ordinary course of business;

(b)       the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (i) of the definition thereof) that is permitted to be made, and is made, pursuant to Section 10.5;

(c)       any disposition of property or assets or issuance or sale of Equity Interests of any Subsidiary (other than a Credit Party and other than a Material Subsidiary if the result of such disposition would be to cause such Material Subsidiary to become an Excluded Subsidiary) in any transaction or series of transactions over the term of this Agreement with an aggregate Fair Market Value of less than $~~5~~10,000,000;

(d)       foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith); provided that the Credit Parties comply with Section 5.2 in respect of the proceeds therefrom;

(e)       sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;

(f)       dispositions of property or assets pursuant to a Permitted Sale Leaseback or the Receivables Facility;

(g)       the disposition of inventory, in the ordinary course of business or the discount or disposition of inventory, notes receivable or accounts receivable or, conversion of accounts receivable to notes receivable and consistent with past practice;

(h)       the licensing or sub-licensing of Intellectual Property (whether pursuant to franchise agreements or otherwise) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Subsidiary;

(i)       the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(j)       sales, transfers, and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)       the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of Holdings are not material to the conduct of the business of Holdings and the Subsidiaries taken as a whole;

(l)       the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(m)       dispositions of property or assets to the extent that (1) such property or asset is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) ~~with an aggregate fair market value not to exceed $500,000,~~ the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(n)       leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and the Subsidiaries, taken as a whole; and

(o)        dispositions of non-core property or assets acquired in connection with any Permitted Acquisitions or Investments permitted hereunder ~~so long as the aggregate amount of such dispositions does not exceed $2,000,000~~.

“Asset Sale Prepayment Event” shall mean any Asset Sale subject to the Reinvestment Period allowed in Section 10.4; provided, that with respect to any Asset Sale Prepayment Event, the Parent Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $~~2,500,000~~10,000,000 (the “Prepayment Trigger”) in any fiscal year of the Parent Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Required Lenders (which approval may be communicated via an email from the Administrative Agent).

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), any executive officer, the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, the Treasurer, the Chief People Officer, the Vice President-Finance, a Senior Vice President, a Director, a Manager, or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)       the greater of (1) $50,000,000 and (2) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus

(b)       an amount, not less than zero in the aggregate, equal to 50% of Consolidated Net Income of Holdings and its Subsidiaries for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurred to the last day of the Parent Borrower’s most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent, plus

(c)       the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests (other than Disqualified Stock or as part of any Excluded Contribution) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed to the capital of Holdings and (ii) the Equity Interests of Holdings (or any other direct or indirect parent of the Parent Borrower) (other than Disqualified Stock of Holdings) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of Holdings or any Subsidiary of Holdings owed to a Person other than a Credit Party or a Subsidiary of a Credit Party, in each case not previously applied for a purpose other than use in the Available Amount; plus

(d)       100% of the aggregate amount of contributions to the capital in the form of Qualified Stock (other than as part of any Excluded Contribution) of Holdings received in cash and Cash Equivalents after the Closing Date; plus

(e)       an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any of its Subsidiaries in respect of any Investments utilizing the Available Amount made pursuant to Section 10.5(d) and clause (xi)(b) of the definition of Permitted Investments, plus

(f)       the aggregate amount of any Retained Declined Proceeds since the Closing Date, plus

(g)       without duplication, an amount equal to the Fair Market Value of any assets (including cash or Cash Equivalents) or other property of any Parent Entity that has been transferred to Holdings or any of its Subsidiaries, minus

(h)       any amount of the Available Amount used to make Investments pursuant to clause (xi)(b) of the definition of Permitted Investments after the Closing Date and prior to such date, minus

(i)       any amount of the Available Amount used to pay Restricted Payments pursuant to Section 10.5 after the Closing Date and prior to such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law or regulation for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule or (b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bank Account” shall mean any Deposit Account, Securities Account and Commodity Account of any Credit Party, each as defined in the UCC, or, if such account is located in Canada, shall mean any Securities Account and Futures Account, each as defined in the PPSA, and any account maintained for the deposit of funds with a Canadian bank accepting funds for deposit in Canada.

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Court” shall mean the “Bankruptcy Court” as defined in the recitals to this agreement.

“Benefited Lender” shall have the meaning provided in Section 13.9(a).

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), RSC 1985, c. B-3, as amended.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean, as the context may require, the Initial Term Loans ~~of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect~~made on the Closing Date or the Incremental Loans made on any Increased Amount Date.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City and Wilmington, Delaware are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a Eurocurrency Loan, any fundings, disbursements, settlements, and payments in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.

“Canadian Bankruptcy and Insolvency Law” shall mean any federal, provincial or territorial Canadian law from time to time in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors, including the BIA, the CCAA, the Winding up and Restructuring Act (Canada), the Business Corporations Act (New Brunswick) and any other applicable corporate legislation.

“Canadian Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Canadian Confirmation Order” shall mean an order of the Canadian Bankruptcy Court, among other things, (i) recognizing and giving full force and effect to the Confirmation Order in Canada, and (ii) terminating the Canadian Recognition Proceedings and the CCAA priority charges granted therein and discharging the information officer appointed in the Canadian Recognition Proceedings, in each case upon the effectiveness of the Approved Plan, which order shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders in either case may be communicated in each case via an email from the Lender Advisor).

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan” shall mean a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada), which is sponsored, administered or contributed to, or required to be contributed to by, any Credit Party or under which any Credit Party has any actual or potential liability.

“Canadian Recognition Proceeding” has the meaning set forth in the recitals of this Agreement.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to January 31, 2014 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to January 31, 2014 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Cash Equivalents” shall mean:

(i)       Dollars,

(ii)       (a) Euro, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii)       securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, Canadian government, Her Majesty’s Government, or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(iv)       certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of foreign banks,

(v)       repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi)       commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii)       marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii)       readily marketable direct obligations issued by the federal government, any state, commonwealth, or territory of the United States, or the federal government or any province of Canada, in each case, any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x)       solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi)       in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xii)       investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate of an Agent or a Lender, (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate of an Agent or a Lender on the Closing Date or (iii) another bank reasonably acceptable to the Required Lenders, if designated by the Parent Borrower as a “Cash Management Bank” by written notice to the Administrative Agent substantially in the form of Exhibit M-2 or such other form reasonably acceptable to the Administrative Agent.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Parent Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $~~2,500,000~~10,000,000 (the “Casualty Prepayment Trigger”) in any fiscal year of the Parent Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), R.S.C 1985, c. C-36.

“CFC” shall mean any Subsidiary of any U.S. Credit Party that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holding Company” shall mean any Subsidiary of any U.S. Credit Party that has no material assets other than Capital Stock (including any indebtedness for U.S. federal income tax purposes) of (i) one or more Subsidiaries that are CFCs or (ii) one or more subsidiaries described in clause (i) above.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (i) at any time before a Qualifying IPO or a Favored Sale, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Holdings or a Parent Entity representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings or such Parent Entity (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise)); (ii) at any time after a Qualifying IPO or a Favored Sale, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether pursuant to an option right or otherwise), directly or indirectly, of Voting Stock of ~~Holdings or a Parent~~the IPO Entity representing more than ~~35~~50% of the voting power of the total outstanding Voting Stock ~~of Holdings or such Parent~~the IPO Entity (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise); (iii) Holdings shall cease to beneficially own, directly 100% of the issued and outstanding equity interests of the Parent Borrower; provided, that, a Change of Control shall not result under this clause (iii) so long as (a) 100% of the equity interests of the Parent Borrower are pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to Security Documents in a form substantially similar to those pursuant to which Holdings pledged its interest in the Parent Borrower on the Closing Date, (b) any pledger of such equity interests becomes a Guarantor hereunder pursuant to a guarantee in a form substantially similar to the Guarantee which Holdings executed on the Closing Date and (c) Holdings continues to indirectly own 100% of the issued and outstanding equity interests of the Parent Borrower; provided that, for the avoidance of doubt, the consummation of a Favored Sale shall not constitute a Change of Control for any purposes ~~here~~under this definition.

“Chapter 11 Cases” shall have the meaning set forth in the recitals of this Agreement.

“Chapter 11 Plan” shall mean the chapter 11 plan of reorganization in the Chapter 11 Cases (as may be amended or supplemented from time to time hereafter pursuant to the terms of the Confirmation Order).

“Claimant Assignee” shall have the meaning assigned to such term in Section 13.6(i).

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans or Incremental Loans (of any Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is a New Money Commitment, Rolled Up Commitment or New Term Loan Commitment or New Revolving Credit Commitment with respect to any Series..

“Closing Date” shall mean August 27, 2020.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged, charged, assigned or mortgaged or purported to be pledged, charged, assigned or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Wilmington Savings Fund Society, FSB, as collateral agent under the Security Documents, or any successor collateral agent appointed pursuant to Section 12.9.

“Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) under the caption “Commitment” as such Lender’s Commitment, as such Commitments and Schedule 1.1(b) are modified on the Amendment No. 1 Amendment Date by Amendment No. 1 and (b) in the case of any Lender, any (i) New Term Loan Commitment and (iii) New Revolving Credit Commitments with respect to any Series. The aggregate amount of the Commitments as of the Closing Date is $410,000,000 and as of the Amendment No. 1 Amendment Date, an additional $20,000,000 of Commitments were incurred in accordance with Amendment No. 1.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Chapter 11 Plan in the Chapter 11 Cases entered on August 6, 2020.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” shall mean, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Parent Borrower and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, all obligations in respect of drawn letters of credit which remain unreimbursed~~,~~ (but not the face amount of undrawn letters of credit) and Capitalized Lease Obligations ~~and debt obligations evidenced by promissory notes and similar instruments~~ (and excluding, for the avoidance of doubt, Hedging Obligations).

~~“Consolidated Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Parent Borrower and the other Credit Parties that are subject to first priority Liens in favor of the Secured Parties to (ii) Consolidated EBITDA of the Parent Borrower for the Test Period then last ended, in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.~~

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i)       increased (without duplication) by:

(a)       provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state or non-U.S. franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, that are deducted (and not added back) in computing Consolidated Net Income, plus

(b)       ~~Consolidated Interest Expense~~Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)       Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d)       any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Qualifying IPO, Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not consummated and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the ~~First~~Second Out Term Loans and the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the ~~First~~Second Out Term Loans, the Loans hereunder, or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income~~; provided, that the addback pursuant to this clause (d) with respect to transactions which are not consummated (other than related to a Favored Sale) shall not exceed 5% of Consolidated EBITDA calculated prior to giving effect to this clause (d)~~, plus

(e)       any other non-cash charges, including any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)       the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(~~f~~g)       the amount of board of directors, management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period, plus

(~~g~~h)       costs of surety bonds incurred in such period in connection with financing activities, plus

(~~h~~i)       the amount of reasonably identifiable and factually supportable “run-rate” cost savings ~~and~~, operating expense reductions ~~(collectively, “Cost Savings”),~~, and synergies that are projected by the Parent Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or expected to be taken (in the good faith determination of the Parent Borrower) within 24 months of the determination to take such action (including, without limitation, cost savings, operating expense reductions and synergies related to the Exit Transactions, a Favored Sale or mergers or other business combinations, acquisitions, investments, divestitures, operating improvements, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date), net of the amount of actual benefits realized prior to or during such period from such actions~~; provided, that the addback pursuant to this clause (h) shall not exceed 25% of Consolidated EBITDA calculated prior to giving effect to this clause (h); provided further, that (a) such Cost Savings are reasonably anticipated (in the good faith determination of the Borrowers) to be realized within twelve (12) months after the consummation of such transaction, initiative or change, and (b) any projected Cost Savings in respect of actions which are not actually taken or completed within such twelve (12)-month period may no longer be added back in calculating Consolidated EBITDA pursuant to this clause (h) for the applicable periods~~(which cost savings, operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period), plus

(~~i~~j)       the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus

(~~j~~k)       any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (c), (d) or (g) of the definition of Available Amount plus

(~~k~~l)       the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Parent Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus

(m)       with respect to any joint venture, variable interest entity or other Investment of such Person that is not a Subsidiary and is located in or made (as applicable) in the People’s Republic of China, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture, variable interest entity or other Investment corresponding to the Parent Borrower’s and the Subsidiaries’ proportionate share of such joint venture, variable interest entity or other investment’s Consolidated Net Income (determined as if such joint venture, variable interest entity or other investment were a Subsidiary);

(~~l~~n)       costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, plus

(~~m~~o)       cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(~~o~~p)       to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus

(~~p~~q)       any restructuring, business optimization, integration or related charge or expense~~; provided, that the addback pursuant to this clause (p) shall not exceed 15% of Consolidated EBITDA calculated prior to giving effect to this clause (p)~~, plus

(~~q~~r)       earn-out and consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or investments;

(ii)       decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840— Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non cash gains are deducted pursuant to this clause (ii) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non cash gains received in subsequent periods to the extent not already included therein, plus

(iii)       increased or decreased by (without duplication):

(a)       any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and

(b)       any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

For the avoidance of doubt:

(i)       to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(ii)       there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Parent Borrower or such Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the acquisition thereof has been entered into, the Acquired EBITDA of such Person or business shall not be included pursuant to this paragraph until such acquisition shall have been consummated; and

(iii)       to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Parent Borrower or any Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

“Consolidated First Lien Secured Debt” shall mean, as of any date of determination, Consolidated Debt as of such date secured by a Lien on the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Obligations or, to the extent not so secured, any Capitalized Lease Obligations or Purchase Money Indebtedness, in each case to the extent constituting Consolidated Debt and secured by a Lien on the assets or property of Holdings or any Subsidiary.

“Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Parent Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(i)       consolidated cash interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) capitalized interest to the extent paid in cash, and (c) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (2) all non-recurring cash interest expense consisting of liquidated damages or “additional interest” for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (3) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period, (4) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period, and (5) commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility); less

(ii)       cash interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(i)       any after-tax effect of extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Exist Transactions or a Favored Sale), severance, relocation costs, curtailments, or modifications to pension and post-retirement employee benefits plans, facility start up, transition, integration, and other restructuring and business optimization costs, charges, reserves, or expenses (including related to acquisitions after the Closing Date and to the start-up, closure, and/or consolidation of facilities), one-time compensation charges, costs, charges or expenses relating to any audit by the Internal Revenue Service or other applicable Governmental Authority (including and costs or expenses in respect of any action or proceeding relating thereto) shall be excluded,

(ii)       the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)       any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(iv)       any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of Holdings, shall be excluded,

(v)       the Net Income for such period of any Person that is not a Wholly-Owned Subsidiary, or is a Subsidiary that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Subsidiary thereof in respect of such period,

(vi)       effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii)       effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 852 – Reorganizations resulting from the application of fresh start accounting, shall be excluded,

(viii)       (a) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(ix)       any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded, ~~and~~

(x)       (a) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options units, restricted stock, or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded~~.~~,

(xi)       any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)       accruals and reserves (including contingent liabilities) that are established or adjusted (x) within twelve months after the Closing Date that are so required to be established as a result of the Exit Transactions and/or (y) within twelve months after the Amendment No. 1 Amendment Date that are so required to be established as a result of a Favored Sale in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(xiii) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,

(xiv)       any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded, and

(xv)       any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Amendment No. 1 Amendment Date shall be excluded.

“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt as of such date secured by a Lien on the Collateral and, to the extent not so secured, any Capitalized Lease Obligations and Purchase Money Indebtedness, in each case to the extent constituting Consolidated Total Debt and to the extent secured by a Lien on the assets or property of the Parent Borrower or any Subsidiary.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Parent Borrower and the Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Parent Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Total Debt” shall mean, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Parent Borrower and the Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Parent Borrower and the Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Total Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Parent Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Control Agreement” shall mean an account control agreement that establishes the Collateral Agent’s “control” over a Bank Account within the meaning of Section 8-106 or 9-104 of the UCC, as applicable, each in form and substance reasonably satisfactory to the Required Lenders (which satisfaction of the Required Lenders may be communicated via an email from the Lender Advisor), the Collateral Agent and the Borrowers.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantees, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Security Documents, the Intercompany Note, any promissory notes issued by the Borrowers pursuant hereto, any other agreements, documents and instruments providing for or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with any Obligations, including any joinder agreement among holders of Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time.

“Credit Party” shall mean Holdings, the Borrowers, and the other Guarantors.

“Customary Bridge Loan” shall mean a customary bridge loan with a one-year or other maturity shorter than the outstanding Term Loans, so long as such bridge loan is to be automatically exchanged or converted into long-term debt which has (x) a weighted average life to maturity that is not shorter than the weighted average life to maturity of any then existing Term Loans and (y) a final maturity date which is not earlier than the then Latest Maturity Date.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by Holdings or any Subsidiary of any Indebtedness not otherwise permitted to be incurred pursuant to Section 10.1 of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, Canadian Bankruptcy and Insolvency Law, the Insolvency Act 1986 under the laws of England and Wales, the provisions of law implemented pursuant to the Corporate Insolvency and Governance Bill dated 20 March 2020 under the laws of England and Wales and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, examinership or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent Borrower or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Holdings or a Borrower, setting forth the basis of such valuation, executed by an Authorized Officer of Holdings or a Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“DIP Credit Agreement” shall mean that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of June 17, 2020, with the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for such lenders.

“DIP Loans” shall mean the “Term Loans” as defined in the DIP Credit Agreement.

“Disbursement Agent” shall mean the U.S. Subsidiary Borrower, solely in its capacity as Lender for the benefit of Unidentified Claimants.

“Direction of the Required Lenders” shall mean a written direction or instruction from Lenders constituting the Required Lenders which may, in the sole discretion of the Administrative Agent and/or the Collateral Agent, as applicable, be in the form of an email or other form of written communication and which may come from the Lender Advisor, it being understood and agreed that the Administrative Agent and the Collateral Agent can conclusively rely on any such written direction or instruction from the Lender Advisor.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Parent Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business), all as determined on a consolidated basis for such Sold Entity or Business.

“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Maturity Date hereunder; provided that (i) if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability and (ii) no Qualified PECS shall constitute Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the Administrative Agent on the basis of the Spot Rate (determined on the most recent date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Required Lenders in consultation with the Parent Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “Eurocurrency floor” or “ABR floor,” (a) to the extent that the Eurocurrency Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Eurocurrency Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party or any Subsidiary thereof, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party, any Subsidiary thereof or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party, any Subsidiary thereof or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party, any Subsidiary thereof or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party, any Subsidiary thereof or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party, any Subsidiary thereof or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party, any Subsidiary thereof or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party, any Subsidiary thereof, or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the offered rate administered by ICE Benchmark Administration (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent (at the Direction of the Required Lenders), on the applicable Bloomberg or Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent (at the Direction of the Required Lenders) from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to one month commencing that date; provided that, in no event shall the Eurocurrency Rate be less than 1.00% per annum.

“European Union Regulation” shall have the meaning given to such term in Section 8.18.

“Event of Default” shall have the meaning provided in Section 11.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean, as to any Credit Party, (i) all Deposit Accounts or Securities Accounts that are used solely to hold cash, Cash Equivalents and other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to any Credit Party’s officers, directors, employees or consultants, and (b) provision for all amounts of Taxes required to be collected, remitted or withheld (including, without limitation, federal, state, provincial, territorial and foreign withholding taxes), including, without limitation, the employer’s share thereof, (ii) any Deposit Account or Securities Account or Futures Account (other than any account maintained for the deposit of funds with a Canadian bank accepting funds for deposit in Canada) that, individually, contain an average ~~daily~~monthly balance of less than $~~15~~5,000,000 ~~or in the aggregate, contain an average daily balance of less than $500,000~~ and (iii) any Securities Account and Futures Account, each as defined in the PPSA, and any account maintained for the deposit of funds with a Canadian bank accepting funds for deposit in Canada that in the aggregate, contain an average ~~daily~~monthly balance of less than $~~75~~5,000,000.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Parent Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings or a Parent Entity, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by either a senior vice president or the principal financial officer of the U.S. Subsidiary Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be; provided that any non-cash assets shall qualify only if acquired by a parent of the Parent Borrower in an arm’s-length transaction within the six months prior to such contribution.

“Excluded Property” shall mean (a) any motor vehicles and other assets subject to certificates of title, (b) all commercial tort claims (excluding the proceeds therefrom) below $~~2,500,000~~10,000,000, (c) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (excluding the proceeds therefrom), (d) pledges and security interests prohibited or restricted by any Requirements of Law (including any requirement to obtain the consent of any governmental or third party authority), (e) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement permitted under Section 10 or create a right of termination in favor of any other party thereto (other than Holdings or any of its Affiliates) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (f) any assets or property (other than Capital Stock or Stock Equivalents of a Subsidiary) acquired after the Closing Date ~~with a fair market value not in excess of $10,000,000 in the aggregate for all such assets~~ to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Parent Borrower, in consultation with the Required Lenders, (g) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the registration of a Form C1 or 8E with the Irish Companies Registration Office, registration with the United Kingdom Companies House, filing of a financing statement or registration under the Uniform Commercial Code or the PPSA, or equivalent filing in Ireland, England and Wales or Luxembourg or by entry into the Credit Documents (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Form C1 or 8E, registration with the United Kingdom Companies House, filing of a financing statement or registration under the Uniform Commercial Code or the PPSA, or equivalent filing in Ireland, England and Wales or Luxembourg or by entry into the Credit Documents), (h) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (i) any Excluded Stock and Stock Equivalents, (j) assets where the cost of obtaining a security interest therein (including any tax effects relating thereto) exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by the Parent Borrower and the Administrative Agent, (k) any Excluded Real Property and (l) any receivables and related assets sold or purported to be sold to any Receivables Subsidiary in connection with any Receivables Facility and any proceeds resulting from the collection of such receivables and related assets; provided, however, that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (l) (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (l)).

“Excluded Real Property” shall mean (a) (i) on the Closing Date, each fee-owned real property with a Fair Market Value of less than $2,500,000 per property not to exceed $10,000,000 in the aggregate or (ii) after the Closing Date, each fee-owned real property (x) that is located outside the United States, (y) located in a “flood zone” pursuant to Flood Insurance Laws or (z) with a purchase price of less than $~~2,500,000 per property not to exceed $~~10,000,000 ~~in the aggregate~~, (b) any real property that is subject to a Permitted Lien of the type described in clause (ix) of the definition thereof or securing Indebtedness of the type described in Section 10.1(d), (c) any real property with respect to which, in the reasonable judgment of the Required Lenders (confirmed by notice to the Parent Borrower) the cost of providing a Mortgage is excessive in view of the benefits to be obtained by the Lenders, (d) any real property acquired after the Closing Date to the extent providing a mortgage on such real property would (i) result in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Required Lenders, (ii) be prohibited or limited by any Requirements of Law (including any requirement to obtain the consent of any governmental or third party authority), or (iii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Parent Borrower or Affiliates of the Parent Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or PPSA or other applicable regulation or statute) and (e) any Real Estate that a Credit Party has leasehold interest in as tenant or which is not otherwise owned in fee.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Required Lenders and the Parent Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) any pledge of any Capital Stock or Stock Equivalents of any Subsidiary of any U.S. Credit Party that is a CFC or CFC Holding Company other than 65% of the total combined voting power of all classes of Capital Stock or Stock Equivalents entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) and 100% of the non-voting Capital Stock or Stock Equivalents of a first tier Subsidiary that is CFC or CFC Holding Company~~; provided, however, this clause (ii) shall only apply to the Capital Stock or Stock Equivalents of a Material Subsidiary which is a CFC or CFC Holding Company if, within 90 days of the formation or acquisition of such Material Subsidiary, the Credit Parties and the Required Lenders agree that pledging 100% of such Capital Stock or Stock Equivalents would reasonably be expected to cause a material adverse tax impact to the Credit Parties or the Required Lenders~~, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not Wholly-Owned by the Parent Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B), to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party (other than Holdings or its Affiliates); provided that this clause (II) shall not apply if consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Parent Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Affiliate) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (v) any Capital Stock or Stock Equivalents that are margin stock, and (vi) any Capital Stock and Stock Equivalents of any Subsidiary that is a captive insurance Subsidiary, an SPV or Receivables Subsidiary.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, it being understood that no Subsidiary that must be designated as a Material Subsidiary pursuant to the proviso in the definition of “Material Subsidiary” shall be an Excluded Subsidiary pursuant to this clause (i), (ii) (A) any Subsidiary of any U.S. Credit Party that is a CFC, (B) any Subsidiary of a CFC described in clause (A), and (C) any Subsidiary of any U.S. Credit Party that is a CFC Holding Company~~; provided, however, this clause (ii) shall only apply to a Material Subsidiary which is a CFC or CFC Holding Company if, within 90 days of the formation or acquisition of such Material Subsidiary, the Credit Parties and the Required Lenders agree that providing a Guarantee could reasonably be expected to cause a material adverse tax impact to the Credit Parties or the Required Lenders;~~, (iii) any Foreign Subsidiary, except to the extent that such subsidiary is organized under the laws of Canada or any province thereof, Ireland, England and Wales or Luxembourg, ~~provided, however, this clause (iii) shall only apply to a Foreign Subsidiary that is a Material Subsidiary if the Parent Borrower, within 90 days of the formation or acquisition of such Material Subsidiary, delivers a tax analysis from its third party tax advisor to the Required Lenders demonstrating a material adverse tax impact to the Credit Parties and the Required Lenders agree in writing to exclude such Foreign Subsidiary,~~ (iv) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect and such restrictions were not agreed to in order to avoid providing a Guarantee or grant), (v) any other Subsidiary with respect to which, in the reasonable judgment of the ~~Required Lenders and~~ Parent Borrower~~, as agreed in writing~~, the cost or other consequences of providing a Guarantee of the Obligations (including any tax effects relating thereto) shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (vi) any Receivables Subsidiary, (vii) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (viii) each SPV or not-for-profit Subsidiary ~~and~~, (ix) each Subsidiary that is not a Wholly-Owned Subsidiary and (x) any Foreign Subsidiary for which the providing of a guarantee would reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers (as reasonably determined by the Parent Borrower in consultation with the Required Lenders).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable law by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income or net profits, franchise (and similar) Taxes (imposed in lieu of net income Taxes) or branch profits Taxes (in each case, however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) other than in the case of a Lender that is an assignee pursuant to a request by the Borrowers under Section 13.8 (or that designates a new lending office pursuant to a request by the Borrowers), any United States federal withholding Tax imposed on amounts payable to or for the account of a Lender pursuant to laws in force at the time such Lender acquires an interest in (or becomes a party to) any Credit Document (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the applicable Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Taxes attributable to a recipient’s failure to comply with Section 5.4(e), (iv) any withholding tax due under the Luxembourg laws dated 21 June 2005 implementing (a) the EU Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments, as amended, and (b) several related agreements concluded between Luxembourg and certain associated or dependent territories of the European Union or (v) any withholding Tax imposed under FATCA.

“Exit Facility” shall have the meaning set forth in the recitals hereto.

“Exit Transactions” shall mean, collectively, the entry of the Confirmation Order, the Canadian Confirmation Order the transactions contemplated by the Approved Plan, the entry into the First Out Term Loan Facility and the funding (including any deemed funding) of the loans thereunder, the deemed funding of the Term Loans on the Closing Date, the consummation of the other transactions contemplated by this Agreement and the Approved Plan, the consummation of any other transactions in connection with the foregoing, and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Parent Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder, official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Favored Sale” shall have the meaning set forth in the Chapter 11 Plan; provided that, notwithstanding such meaning, the Acquisition shall be deemed a Favored Sale for all purposes of this Agreement and the other Credit Documents.

“FCPA” shall have the meaning provided in Section 8.20(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to a financial institution selected by the Required Lenders (in consultation with the Parent Borrower) on such day on such transactions, which such rate shall be administratively feasible for the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated the Closing Date between Wilmington Savings Fund Society, FSB and the Borrowers.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.

“First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens on the Collateral securing the Obligations, an intercreditor agreement in the form of the Intercreditor Agreement (or changes to such agreement (x) that are posted to the Lenders (including through a website maintained by the Borrower), and not objected to in writing by the Required Lenders within five (5) business days of posting thereof and (y) to the extent such changes affect the rights or obligations of the Collateral Agent or the Administrative Agent, that are reasonably satisfactory to the Collateral Agent and the Administrative Agent).

“First Out Base Incremental Amount”, as of any date, shall mean the sum of (i) the aggregate principal amount of New Loans and New Loan Commitments (in each case, as defined in the First Out Term Loan Credit Agreement) (including any unused commitments obtained) incurred in reliance on clause (ii)(a) of the definition of “Maximum Incremental Facilities Amount” in the First Out Term Loan Credit Agreement and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitment obtained) pursuant to Section 10.1(x)(i)(a) incurred in reliance on clause (ii)(a) of the definition of “Maximum Incremental Facilities Amount” in the First Out Term Loan Credit Agreement on or prior to such date.

“First Out Term Loan Administrative Agent” shall mean Wilmington Savings Fund Society, FSB, as administrative agent under the First Out Term Credit Documents.

“First Out Term Loan Credit Agreement” shall mean the Senior Secured Term Loan Credit Agreement, dated as of the date hereof, among the Borrowers, as borrowers, the First Out Term Loan Lenders, and the First Out Term Loan Administrative Agent and the Collateral Agent, as such document may be amended, restated, supplemented, amended and restated, extended, renewed, refunded, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“First Out Term Credit Documents” shall mean (i) the First Out Term Loan Credit Agreement and the other “Credit Documents” under and as defined in therein, as each such document may be amended, renewed, restated, supplemented or otherwise modified from time to time or (ii) the “First Out Credit Documents” as defined in (and in effect) at such time under the Intercreditor Agreement.

“First Out Term Loan Facility” shall have the meaning assigned to such term in the recitals.

“First Out Term Loan Lenders” shall mean “Lenders” as defined in the First Out Term Loan Credit Agreement.

“First Out Term Loans” shall mean “Loans” as defined in the First Out Term Loan Credit Agreement.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i)       Consolidated Interest Expense of such Person for such period,

(ii)       all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person made during such period, and

(iii)       all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flow of Funds Statement” shall mean a flow of funds statement relating to payments to be made and credited by all of the parties on the Closing Date (including wire instructions therefor) as prepared by the Parent Borrower and its financial advisor in consultation with (and approved by) the Administrative Agent and the Required Lenders (which such approval may be communicated via email from the Lender Advisor).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law or non-Canadian law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Credit Party” shall mean Holdings, the Parent Borrower and each Guarantor that is a Foreign Subsidiary.

“Foreign Law Security Filing” shall mean any filing or notification required to be made in any registry of a territory outside of the U.S. in order to perfect any security interest created pursuant to the Security Documents.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Pledge Agreement” shall mean each (a) pledge agreement executed by any Credit Party that is listed on Schedule 1.1(a) and (b) each other pledge agreement executed by any Credit Party and governed by the laws of any jurisdiction (other than the United States) pursuant to Sections 9.12 or 9.14 in form and substance reasonably satisfactory to the Required Lenders (which satisfaction of the Required Lenders and the Collateral Agent may be communicated via an email from the Lender Advisor) and the Collateral Agent (other than, in each case, the Irish Security Documents).

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Security Agreement” shall mean each (a) security agreement executed by any Credit Party that is listed on Schedule 1.1(a) and (b) each other security agreement executed by any Credit Party pursuant to Sections 9.12 or 9.14 in form and substance reasonably satisfactory to the Required Lenders (which agreement of the Required Lenders may be communicated via an email from the Lender Advisor) and the Collateral Agent (other than, in each case, the Irish Security Documents).

“Foreign Subsidiary” shall mean each Subsidiary of Holdings that is not a U.S. Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Parent Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Parent Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee dated as of the Closing Date made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and (ii) any other guarantee of the Obligations made by a Subsidiary in form and substance reasonably acceptable to the Required Lenders (which satisfaction may be communicated by via email from the Lender Advisor) and the Collateral Agent.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) each Subsidiary of Holdings that is party to a Guarantee on the Closing Date, (ii) each Subsidiary of Holdings that becomes a party to a Guarantee after the Closing Date pursuant to Section 9.11 or otherwise and (iii) Holdings; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date and (ii) any other Person reasonably acceptable to the Required Lenders that is designated by the Parent Borrower as a “Hedge Bank” by written notice to the Administrative Agent substantially in the form of Exhibit L-1 or such other form reasonably acceptable to the Administrative Agent.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Parent Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns (i) 100% of the Equity Interests of the Parent Borrower and (ii) 100% of the Equity Interests of each other direct Subsidiary of Previous Holdings which were owned by Previous Holdings immediately prior thereto, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by the Parent Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not violate this Agreement or any other Credit Document, (d) all Capital Stock of the Company and each other direct Subsidiary of Previous Holdings and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations, (f) (i) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (ii) such substitution does not result in any material adverse tax consequences to any Credit Party and (iii) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (g) no Change of Control shall occur; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to Holdings in the Credit Documents shall be meant to refer to New Holdings.

“IFRS” shall have the meaning given such term in the definition of GAAP.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“incur” shall have the meaning provided in Section 10.1.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of Holdings solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) unsecured Contingent Obligations incurred in the ordinary course of business and which are not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor either (x) accrued in the ordinary course of business and not overdue for more than 120 days or (y) being contested in good faith by Holdings or any of its Subsidiaries, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP or (7) any Qualified PECs. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).

“Indemnified Persons” shall have the meaning provided in Section 13.5(b).

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Maturity Date” shall mean April 27, 2025.

“Initial Term Loans” shall mean the term loans made on the Closing Date.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean all U.S. and non-U.S. intellectual property in all jurisdictions throughout the world, including all (i) (a) patents; (b) copyrights and copyrightable works; (c) trademarks, service marks, trade names, logos, trade dress, and other indicia of origin; (d) trade secrets and know how; and (e) all other intellectual property rights in inventions, processes, developments, technology, software (both in source code and/or object code form), graphics, advertising materials, labels, package designs, website content, photographs, designs, data and databases and confidential, proprietary or non-public information; and, in each case, (a)–(e), including all registrations and applications to register the foregoing; and (ii) all rights, priorities and privileges related thereto and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds (including in the form of royalty or settlement payments) therefrom.

“Intercompany Note” shall mean the intercompany promissory note dated as of the Closing Date substantially in the form of Exhibit I delivered to the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Administrative Agent, the Collateral Agent, the First Out Term Loan Administrative Agent, the Borrowers and each other Person party thereto from time to time.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by any Credit Party or any of its Subsidiaries in respect of such Investment to the extent permitted under this Agreement (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating organization.

“Investment Grade Securities” shall mean:

(i)       securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)       debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Credit Parties and their Subsidiaries,

(iii)       investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)       corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Irish Debenture” shall mean the debenture governed by the laws of Ireland, executed by any Foreign Credit Party incorporated in Ireland or holding assets in Ireland in form and substance reasonably satisfactory to the Required Lenders (which approval of the Required Lenders may be communicated via an email from the Lender Advisor), the Collateral Agent and the Borrowers.

“Irish Obligors” shall mean Pointwell Limited, Skillsoft Limited, Skillsoft Ireland Limited, Thirdforce Group Limited, SSI Investments I Limited, SSI Investments II Limited and SSI Investments III Limited.

“Irish Security Documents” shall mean the Irish Debenture and the Irish Share Charge and Security Assignment.

“Irish Share Charge and Security Assignment” shall mean the share charge and security assignment governed by the laws of Ireland, to be executed by any Credit Party (other than an Irish Obligor) that holds shares in an Irish Obligor or that is owed a debt by an Irish Obligor in form and substance satisfactory to the Required Lenders (which satisfaction of the Required Lenders may be communicated via an email from the Lender Advisor), the Collateral Agent and the Borrowers.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A (as may be revised in accordance with (or to conform to) the provisions of Section 2.14).

“Judgment Currency” shall have the meaning provided in Section 13.19.

“Junior Debt” shall mean any Indebtedness in respect of (i) Indebtedness that is secured by a Lien on the Collateral that is expressly junior to those securing the Obligations pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders, the Administrative Agent and the Collateral Agent and (ii~~i~~) Indebtedness of the Borrowers or any other Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrowers, or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable, pursuant to a subordination agreement or subordination terms in form and substance reasonably satisfactory to the Required Lenders, the Collateral Agent and the Administrative Agent.

“Junior Lien Intercreditor Agreement” shall mean with respect to any Liens on Collateral that are intended to be junior to the Liens on the Collateral securing the Obligations, an intercreditor agreement substantially in the form of Exhibit N (or changes to such agreement (x) that are posted to the Lenders (including through a website maintained by the Borrower), and not objected to in writing by the Required Lenders within five (5) business days of posting thereof and (y) to the extent such changes affect the rights or obligations of the Collateral Agent or the Administrative Agent, that are reasonably satisfactory to the Collateral Agent and Administrative Agent).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty or considered to be interest and thus void, (f) the principle that may prohibit restrictions in relation to a voluntary prepayment of loans bearing floating rates of interest and may restrict charging prepayment fees for a voluntary prepayment of such loans, (g) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (h) the principle that the creation or purported creation of collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created, (i) similar principles, rights and defenses under the laws of any relevant jurisdiction and (j) any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions under this Agreement

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Advisor” shall mean Gibson, Dunn & Crutcher LLP, as counsel, and such other firm appointed on behalf of, collectively, the Required Lenders.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one business day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, any Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to comply with its funding obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, administrator, administrative receiver, receiver, receiver and manager, trustee or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“LIBOR” shall have the meaning provided in the definition of Eurocurrency Rate.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license to Intellectual Property be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any acquisition by one or more of the Parent Borrower and its Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Term Loan.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of Holdings, the Parent Borrower or relevant Parent Entity, whose Equity Interests are issued or traded on a public exchange (the “IPO Entity”) on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”

“Material Adverse Effect” shall mean a material adverse effect on (a) ~~the business, assets, operations, properties, or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole (excluding, in the case of (a) and (c) below, (i) any matters publicly disclosed in writing or disclosed to the Administrative Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (ii) any matters disclosed in the schedules hereto, (iii) any matters disclosed in any first day pleadings or declarations, (iv) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto, the announcement thereof and the effects thereof and any action required to be taken under the Credit Documents, (v) the Exit Transactions and (vi) any defaults under agreements as a result of the Chapter 11 Cases that are stayed by the Bankruptcy Court)~~[reserved], (b) the ability of the Credit Parties, taken as a whole, to perform any of its obligations under this Agreement or any of the other Credit Documents, (c) the Collateral (taken as a whole) or the Collateral Agent’s Liens (on behalf of itself and the other Secured Parties) (taken as a whole) or (d) the rights of, benefits available to, or remedies of the Agents or the Lenders under any of the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 6.00% of the Consolidated Total Assets of Holdings and its Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 6.00% of the consolidated revenues of the Parent Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Subsidiaries that are not Material Subsidiaries and otherwise not Excluded Subsidiaries have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 6.00% of the Consolidated Total Assets of Holdings and its Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 6.00% of the consolidated revenues of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Parent Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean ~~April 27, 2025~~the Initial Maturity Date or the New Term Loan Maturity Date, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (i) the amount such that, after giving effect to the incurrence of such amount the Parent Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition or Investment and, only in the case of a simultaneous incurrence of the maximum amount permitted to be incurred under this clause (i) on the date of such incurrence together with an incurrence in reliance on clause (ii) below on such date, without giving pro forma effect to such simultaneous incurrence in reliance on clause (ii) below) with (x) in the case of Indebtedness that is secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations, if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.00:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.00:1.00), (y) in the case of Indebtedness that is secured by the Collateral on a junior basis to the Obligations, if the Consolidated Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.50:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.50:1.00) and (z) in the case of Indebtedness that is unsecured or not secured by a lien on the Collateral, if the Consolidated Total Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.75:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.75:1.00), plus (ii) the sum of (a) the greater of $150,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (less the First Out Base Incremental Amount), (b) the aggregate amount of voluntary prepayments of Loans (including purchases of the Loans by the Parent Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par) (and in the case of any Loans that are not Term Loans, a corresponding commitment reduction), in each case, other than from proceeds of the incurrence of long-term Indebtedness, and (c) without duplication of clause (b), in the case of Incremental Loans the effect of which is to effectively extend the maturity of the Term Loans or the Revolving Credit Commitments, an amount equal to the reductions in the Term Loans or Revolving Credit Commitments to be replaced by such Incremental Loans, minus (iii) the sum of (a) the aggregate principal amount of New Loan Commitments incurred pursuant to Section 2.14(a) prior to such date and (b) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i)(a) prior to such date.

“MFN Protection” has the meaning set forth in Section 2.14(d).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties and the secured parties under the First Out Term Loan Credit Agreement in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably satisfactory to the Required Lenders (which satisfaction of the Required Lenders may be communicated via an email from the Lender Advisor), the Collateral Agent and the Borrowers, together with such terms and provisions as may be required by local laws, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by a Credit Party, and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Sections 9.11 and 9.14.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of any Credit Party in respect of a Prepayment Event (including (x) in the case of a casualty, insurance proceeds and (y) in the case of a condemnation or similar event, condemnation awards and similar payments), as the case may be, or incurrence of Permitted Other Indebtedness, less (ii) the sum of, without duplication:

(a)       the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or reasonably estimated to be payable by any Credit Party in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(b)       the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) attributable to the assets that are the subject of such Prepayment Event and (2) retained by any Credit Party; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c)       the amount of any Indebtedness (other than the Loans or First Out Term Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d)       in the case of any Asset Sale Prepayment Event or Casualty Event , the amount of any proceeds of such Prepayment Event that Holdings or any Subsidiary has reinvested within the Reinvestment Period (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest such proceeds ~~no later than 180 days following the last day of such Reinvestment Period~~) in the business of Holdings or any ~~Credit Party~~of the Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless Holdings or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to so reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date Holdings or such Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(e)       [reserved],

(f)       in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that any Credit Party and/or any of its Subsidiaries receives cash in an amount equal to the amount of such reduction, and

(g)       all ~~reasonable and documented~~ fees and out of pocket expenses paid by ~~any Credit Party to third parties~~Holdings or any Subsidiary in connection with such Prepayment Event (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-U.S. Lender” shall mean any Lender that is not a U.S. Person.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to Loans or under any Secured Cash Management Agreement, Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with any Credit Party or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees and premiums that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy, examinership or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, premiums, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC Regulations” shall have the meaning provided in Section 8.20(b).

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by any Borrower or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the Federal Funds Effective Rate.

“Parent Borrower” shall have the meaning provided in the preamble to this Agreement.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment in Full of the First Out Obligations” means with respect to the First Out Term Loans, the full and complete cash payment thereof, including any interest, fees and other charges.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee benefit pension plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Requirements” shall mean the making of appropriate registrations, filings or notifications with respect to the Collateral as contemplated by (x) any legal opinion required to be delivered hereby or under the terms of any Credit Document, including the making of such filings and taking of such other actions required to be taken thereby, (y) any applicable Credit Document or (z) pursuant to applicable Requirements of Law (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each U.S. Credit Party, registration of a Form C1 or 8E with the Irish Companies Registration Office and PPSA or other equivalent financing statements in all other applicable jurisdictions, the filing of appropriate grants, assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and other equivalent filings within the World Intellectual Property Organization and in Ireland, Canada or the European Union, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Real Estate not constituting Excluded Real Property and otherwise constituting Collateral and any other recordings, filings, registrations, notifications or other actions required to be taken in any other jurisdiction), in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Credit Documents.

“Permitted Acquisition” shall mean any acquisition by Holdings or any Subsidiary, whether by purchase, merger, amalgamating, consolidation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Subsidiary which serves to increase Holdings’ or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of purchasing, any or all of the interests of any joint venture partner in a manner that results in such joint venture becoming a subsidiary); provided that:

(a)      such assets, business line, unit, division or Person, as applicable shall be in a Similar Business;

(b)      (1) such Person becomes a Subsidiary; or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment held by such Person was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer; and in each case of clauses (1) and (2), where applicable, the requirements of Sections 9.11 and 9.14 shall have been fully satisfied with respect to such acquired assets or Person; ~~provided that the aggregate amount of “Permitted Acquisitions” with respect to Subsidiaries which are not Credit Parties shall not exceed $25,000,000;~~and

(c)      on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result from the execution of such agreement and the consummation of such acquisition~~; and~~.

~~(d)     with respect to a Permitted Acquisition in excess of $2,500,000, the Parent Borrower shall have given at least 10 Business Days prior written notice to the Administrative Agent of such acquisition, accompanied by any then-current drafts of the relevant acquisition documents.~~

“Permitted Investments” shall mean:

(i)       any Investment (x) in Holdings or any Credit Party ~~and~~, (y) made by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party~~;~~ and (z) by any Credit Party in any Subsidiary that is not a Credit Party so long as, in the case of this clause (z), the aggregate amount of any such Investments outstanding at any time does not exceed the greater of (i) $56,000,000 and (ii) 56.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(ii)      any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)     (a) any Investments made in order to effectuate the Exit Transactions in accordance with the Approved Plan and (b) Permitted Acquisition;

(iv)     any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)      (a) any Investment existing on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as in effect on the Closing Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;

(vi)     any Investment acquired by Holdings or any Subsidiary (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of such other Investment or accounts receivable or (b) as a result of a foreclosure by Holdings or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii)    Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;

(viii)   Investments the payment for which consists of Equity Interests of Holdings or any direct or indirect parent company of Holdings (exclusive of Disqualified Stock);

(ix)      guarantees of Indebtedness permitted under Section 10.1;

(x)       Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;

(xi)      additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xi) that are at that time outstanding, not to exceed (a) the greater of (1) $35,000,000 and (2) 36% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (b) the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this subsection (b) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xii)     Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Parent Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;

(xiii)    loans and advances to officers, directors, managers, and employees for business related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

(xiv)   Investments consisting of extensions of trade credit in the ordinary course of business;

(xv)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xvi)   Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business; ~~and~~

(xvii)  the licensing and contribution of Intellectual Property pursuant to joint  marketing arrangements with other Persons, in the ordinary course of business~~.~~;

(xviii)  any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xviii) that are at that time outstanding, not to exceed the greater of (1) $35,000,000 and (2) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xix)    advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (a) $7,500,000 and (b) 7.50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); and

(xx)     other Investments; provided that after giving Pro Forma Effect to such Investments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 3.50:1.00.

“Permitted Liens” shall mean, with respect to any Person:

(i)              pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;

(ii)             Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, builders’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iii)            Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11, or for property taxes on property that Holdings or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property and such property is no longer used or useful in the business of Holdings or its Subsidiaries;

(iv)            Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)             minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)            Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (b), (d), (n) ~~or~~, (r), (w) or (x) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Subsidiaries incurring such Indebtedness; and (c) in the case of ~~clause (n) of Section 10.1, such Indebtedness shall be Junior Debt;~~Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and in the case of the issuance of Permitted Other Indebtedness secured by Liens on the Collateral, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement, as applicable;

(vii)           Liens existing on the Closing Date and set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof that do not increase the outstanding amount of Indebtedness or other obligations secured by such Liens;

(viii)          Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix)             Liens on property at the time Holdings or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)              Liens securing (x) Indebtedness or other obligations of a Subsidiary owing to Holdings or another Credit Party or (y) Indebtedness or other obligations of a Subsidiary that is not a Credit Party, in each case of clauses (x) and (y), which Indebtedness is permitted to be incurred in accordance with Section 10.1;

(xi)             Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is entered into in the ordinary course of business, and is otherwise permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)           leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Subsidiary and do not secure any Indebtedness;

(xiv)          Liens arising from financing statement filings or registrations regarding operating leases or consignments entered into by Holdings or any Subsidiary in the ordinary course of business;

(xv)           Liens in favor of Holdings, the Borrowers, or any other Guarantor;

(xvi)          Liens on equipment of Holdings or any Subsidiary granted in the ordinary course of business to Holdings’ or such Subsidiary’s client at which such equipment is located;

(xvii)         Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(xviii)        Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)           deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx)            other Liens securing obligations which do not exceed the greater of (1) $~~20~~75,000,000 and (2) 75.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)at the time of the incurrence of such Lien;

(xxi)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(j);

(xxii)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)         Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)         Liens in favor of Canadian Pension Plans for contributions that are not due and payable;

(xxv)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)         Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries, or (c) relating to purchase orders and other agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business;

(xxvii)        Liens (a) solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii)       rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by Holdings or any of the Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)         restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)          security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)         zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)        Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by Holdings or any Subsidiary in the ordinary course of business;

(xxxiii)       Liens arising under the Security Documents;

(xxxiv)       Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings, the Borrowers or any of their Subsidiaries;

(xxxv)        (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any Subsidiary in joint ventures;

(xxxvi)       Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)      with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii)     Liens securing ~~Indebtedness~~Secured Ratio Debt permitted under Section 10.1~~(v) so long as~~; provided that to the extent such Liens encumber any portion of the Collateral and any such Indebtedness ~~is Junior Debt and~~that is pari passu or junior in right of security with respect to the Obligations hereunder (x) in the case of subsequent issuances of Secured Ratio Debt that are secured by Liens on the Collateral pari passu with the Liens on the Collateral securing the Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement, as applicable, in accordance with the terms thereof and (y) in the case of Secured Ratio Debt that is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such ~~Indebtedness~~Secured Ratio Debt shall have entered into ~~an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and~~ the Junior Lien Intercreditor Agreement; or, in each case, otherwise be subject to an Acceptable Intercreditor Agreement and each of the Administrative ~~Agent (at the Direction of the Required Lenders) without any further consent of the Lenders, the Administrative~~ Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any intercreditor agreement contemplated by this clause (xxxviii);

(xxxix) Liens securing Priority Obligations which do not exceed $1,000,000;

(xl) The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein;

(xli) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xlii) Liens under extended retention of title arrangements (verlängerter Eigentumsvorbehalt) under German law;

(xliii) Liens arising under (x) the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts in Germany and (y) the general terms and conditions of banks in relation to accounts in Belgium; and

(xliv) Liens secured indebtedness incurred under clause (x) of Section 10.1 which are pari passu or junior to the Liens securing the Obligations so long as the Collateral Agent, the Administrative Agent and the representative of the holders of such revolving Indebtedness shall have entered into an Intercreditor Agreement; or, in each case, otherwise be subject to ~~customary~~an Acceptable ~~i~~Intercreditor ~~arrangements reasonably satisfactory to the Collateral Agent and the Administrative Agent (at the Direction of the Required Lenders)~~Agreement.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured or secured by assets that do not constitute Collateral, (ii) have the same lien priority on the Collateral as the Obligations (without regard to control of remedies); or (iii) be secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations, in each case issued or incurred by the Borrowers or other Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Term Loan Maturity Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) the covenants, taken as a whole, are (x) on market terms or (y) not more restrictive to the Borrowers and the other Subsidiaries than those herein (taken as a whole) (except for covenants applicable only to periods after the Latest Term Loan Maturity Date at the time of such refinancing) (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial or other maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or other provisions are substantially similar to the existing terms of the Loans and Commitments (as reasonably determined by the Parent Borrower in good faith) (and such amendment to add such more restrictive provision may be implemented by the Borrower without the consent of the Administrative Agent or any Lender) and (2) if such terms and documentation, taken as a whole, are not more restrictive to the Borrowers and the other Subsidiaries than those herein (taken as a whole) (except for covenants applicable only to periods after the Latest Term Loan Maturity Date at the time of such refinancing), then such terms and documentation shall be deemed reasonably satisfactory to the Required Lenders; provided that a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent and the Lenders at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and documentation satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions and documentation satisfy the foregoing requirement unless the Required Lenders notify the Parent Borrower in writing within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (c) of which no Subsidiary of Holdings (other than a Borrower or a Guarantor) is an obligor, and (d) that, if secured, is not secured by a lien on any assets other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy, examinership or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by Holdings or any of the Subsidiaries after the Closing Date; provided that (i) any such Sale Leaseback not between Holdings and a Subsidiary is consummated for fair value as determined at the time of consummation in good faith by Holdings or such Subsidiary, (ii) does not exceed $5,000,000 in the aggregate for all Permitted Sale Leasebacks and (iii) is only with respect to real property or equipment of the Parent Borrower or its Subsidiaries.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning assigned to such term in the recitals of this Agreement.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).

“PPSA” shall mean the Personal Property Security Act (New Brunswick), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than New Brunswick or Quebec, or (ii) the Civil Code of Quebec, then “PPSA” shall mean the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Pre-Petition Credit Agreements” shall mean (i) that certain First Lien Credit Agreement dated April 28, 2014, among the U.S. Subsidiary Borrower, the other borrowers party thereto, Wilmington Savings Fund Society, FSB (as successor in interest to Barclays Bank PLC), as the administrative agent and collateral agent thereunder, the lenders party thereto, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition First Lien Credit Agreement”) and (ii) that certain Second Lien Credit Agreement dated April 28, 2014, among the U.S. Subsidiary Borrower, the other borrowers party thereto, Wilmington Savings Fund Society, FSB (as successor in interest to Barclays Bank PLC), as the administrative agent and collateral agent thereunder, the lenders party thereto, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition Second Lien Credit Agreement”).

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Parent Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Holdings and the Subsidiaries; provided that (a) at the election of the Parent Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $15,000,000 and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by Holdings or any of the Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest determined pursuant to Section 1.12); provided that, ~~the~~without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on Holdings, the Borrowers or any of the other Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term Acquired EBITDA.

“Priority Obligation” shall mean any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien pursuant to applicable Requirement of Law ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness for borrowed money (other than the Obligations or First Out Term Loans) of any Credit Party or Subsidiary thereof for the payment of all or any part of the purchase price of any equipment, real property or other fixed assets, (ii) any Indebtedness for borrowed money (other than the Obligations or First Out Term Loans) of any Borrower incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any renewals or extensions of the foregoing.

“Qualified PECs” of any Person shall mean the yield bearing preferred equity certificates, yield free preferred equity certificates or other preferred equity certificates issued by Parent Borrower to Holdings (or any Parent Entity) or by Holdings or any Parent Entity on or prior to the Closing Date to any other Parent Entity and any other substantially similar preferred equity certificates.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person; provided that Qualified PECs shall constitute Qualified Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualifying IPO” means (i) the issuance by Holdings or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) any Favored Sale.

“Real Estate” shall have the meaning provided in Section 9.1(e).

“Receivables Facility” shall mean the Credit Agreement (and related transaction documents) dated as of December 20, 2018 (and as amended on the Closing Date), among Skillsoft Receivables Financing LLC, as borrower, the lenders from time to time party thereto and CIT Bank, N.A., as administrative agent and collateral agent, as such facility may be further amended, restated, amended and restated, supplement or otherwise modified from time to time.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which a Credit Party or any of its Subsidiar~~y~~ies makes an Investment and to which a Credit Party or any of its Subsidiar~~y~~ies transfers accounts receivables and related assets. On the Closing Date, Skillsoft Receivables Financing LLC is the only Receivables Subsidiary.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean ~~270~~365 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding 50.1% of the sum of the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by Holdings or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by any Credit Party or any of its Subsidiaries to such Person in contemplation of such leasing.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b)(i) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings, the Parent Borrower or any of the Subsidiaries and any Cash Management Bank, which is specified in writing by the Parent Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the applicable Borrower or any Subsidiary and any Hedge Bank, which is specified in writing by the Parent Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Parent Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender, in each case with respect to the Exit Facility, each Hedge Bank that is party to any Secured Hedge Agreement with a Borrower or any Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with a Borrower or any Subsidiary and each sub-agent pursuant to Section 12.2 appointed by the Administrative Agent with respect to matters relating to the Exit Facility or the Collateral Agent with respect to matters relating to any Security Document.

“Security Documents” shall mean, collectively, the U.S. Pledge Agreement, the Foreign Pledge Agreements, the Irish Security Documents, the U.S. Security Agreement, the Foreign Security Agreements, the Mortgages, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Parent Borrower and the Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto (collectively, including any such person together with its subsidiaries that conducts such similar, reasonably related, synergistic, incidental or ancillary business).

“Sold Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent consistent with its policies and procedures for obtaining a spot rate for such currency with another currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or (iii) in the case of any Credit Party incorporated in Ireland, any subsidiary of that Credit Party within the meaning of Sections 7 and 8 of the Companies Act 2014 (as amended) of Ireland. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of Holdings.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loans” shall ~~have the meaning set forth in Section 2.1~~mean (i) the Initial Term Loans and (ii) any New Term Loans, in each case as the context may require.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Title Policy” shall have the meaning provided in Section 9.14(c).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the aggregate Commitments of all Lenders at such date, and (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Term Loans at such date.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Credit Parties, or any of their Affiliates in connection with the Chapter 11 Cases, the Canadian Recognition Proceeding, the Exit Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Credit Parties” shall mean the U.S. Subsidiary Borrower and any other U.S. Subsidiaries that are Guarantors.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Person” shall mean any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date entered into by the U.S. Credit Parties party thereto, the other parties party thereto and the Collateral Agent for the benefit of the Secured Parties and the secured parties under the First Out Term Loan Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Security Agreement” shall mean the Security Agreement dated as of the Closing Date entered into by the U.S. Credit Parties party thereto, the other parties party thereto and the Collateral Agent for the benefit of the Secured Parties and the secured parties under the First Out Term Loan Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” shall mean any Subsidiary of Holdings that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unidentified Claimant Term Loan Amount” shall have the meaning assigned to such term in Amendment No. 1.

“Unidentified Claimant” shall mean each Person entitled to Initial Term Loans in connection with the Redemption (as defined in Amendment No. 1) that, as of the Amendment No. 1 Amendment Date, has not responded to a request from the Disbursement Agent nor the Exchange Agent (as defined in the Acquisition Agreement) for information necessary to facilitate the consideration it is entitled to under the Acquisition Agreement.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. or Canadian federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2      Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)       Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)       The term “including” is by way of example and not limitation.

(e)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)       Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)       The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)        All references to “knowledge” or “awareness” of any Credit Party or any Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Subsidiary.

1.3              Accounting Terms.

Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Credit Document or any financial definition of any other provision of any Credit Document, and the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Required Lenders (which request may be communicated via email by the Lender Advisor) and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrowers); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change, and Borrowers shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Parent Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared without giving effect to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect prior to the effectiveness of lease accounting changes that occurred prior to the Closing Date, would be accrued as rental and lease expense and would not constitute a Capital Lease obligation in accordance with GAAP as in effect prior to giving effect to lease accounting changes that occurred prior to the Closing Date shall not constitute a Capital Lease obligation, in each case, for purposes of the covenants set forth herein and all defined terms as used therein.

1.4              Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5             References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.

1.6             [Reserved].

1.7             Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of Eurocurrency Rate or with respect to any comparable or successor rate thereto.

1.8             Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9             Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10          Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11          Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.5(c) then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Parent Borrower in its sole discretion at such time.

1.12          Pro Forma and Other Calculations.

(a)               For purposes of calculating the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Holdings or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period.

(b)              Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower~~.~~ (and may include, for the avoidance of doubt and without duplication, cost savings, and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such cost savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Borrower may designate.

In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i)              determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio; or

(ii)             testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), (x) the definitive agreement for such Limited Condition Acquisition is entered into (or, in respect of any transaction described in clause (ii) of the definition of “Limited Condition Acquisition,” delivery of irrevocable notice, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Acquisition or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with (the “LCT Provisions”). For the avoidance of doubt, if the Parent Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Credit Parties or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Parent Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Credit Parties, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

In connection with any action being taken in connection with a Limited Condition Acquisition (including the incurrence of any Indebtedness and/or any Lien in connection therewith), for purposes of determining compliance with any provision of this Agreement which requires that (i) no Default, Event of Default, Specified Event of Default or any other default or event of default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, Specified Event of Default or such other default or event of default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into and (ii) any representation or warranty be required to be true and correct as of the consummation of any Limited Condition Acquisition, the relevant representation and warranty shall be limited to (x) certain specified representations (as modified appropriately for the relevant Limited Condition Acquisition) being true and correct as of such date and (y) the representations and warranties made by the target in the applicable acquisition agreement that are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower (or its applicable affiliate) has the right to terminate its obligations under the relevant acquisition agreement or decline to consummate the acquisition as a result of a breach of such representations in the acquisition agreement) shall be true and correct in all material respects.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.11, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(c)               Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

~~1.13 [Reserved].~~

(d)               Notwithstanding anything in this Agreement or any Credit Document to the contrary, with respect to any Lien, Indebtedness, Disposition, Investment, Restricted Payment, or other transaction, action or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio and/or the (any such amount, including any amount drawn under any revolving facility substantially concurrently with the transaction giving rise to the use of the relevant Incurrence-Based Amount, a “Fixed Amount”)) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, including clause (i) of the Maximum Incremental Facilities Amount, the “Incurrence-Based Amounts”) under the same covenant, it is understood and agreed that, (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence under the same covenant and (ii) except as provided in clause (i), pro forma effect will be given to the entire transaction and/or incurrence.

(e)               The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 10.2.

1.13          Confidentiality; Privilege. .Notwithstanding any obligation to provide information or allow Administrative Agent, the Lenders or any third party to access the books and records of Holdings or its Subsidiaries or otherwise set forth in this Agreement, neither Holdings nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law and/or (c) that is subject to attorney client or similar privilege or constitutes attorney work product.

1.14          Effectuation of Transactions. All references herein to Holdings and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Exit Transactions to occur on the Closing Date, unless the context otherwise requires.

1.15          Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Lux Party or any Subsidiary of the Parent Borrower which is organized under the laws of Luxembourg, a reference to: (a) a winding-up, administration, liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or dissolution includes bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, receiver and manager, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements or having lost or meeting the criteria to lose its commercial creditworthiness; (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); (f) a guaranty includes any garantie that is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or organizational documents includes its articles of association (statuts); and (h) a responsible officer, financial officer, officer, authorized signatory, manager and director includes an administrateur and a gérant.

1.16          ~~[Reserved]~~Permitted Liens.

Notwithstanding anything else in the Credit Documents, any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien.

1.17          Amendment No. 1 Incremental Lenders. On and as of the Amendment No. 1 Amendment Date and subject to the terms and conditions of Amendment No. 1, each Incremental Lender (as defined in Amendment No. 1) that is issued Initial Term Loans in connection with the Redemption (as defined in Amendment No. 1) (i) shall be deemed to be a “Lender” as defined in this Agreement, (ii) agrees it will be bound as a “Lender” by all of the terms, provisions and conditions contained in this Agreement and the other Credit Documents, as amended by Amendment No. 1, (iii) agrees to perform all of the obligations that are required to be performed by it as such under the Credit Documents, as amended by Amendment No. 1, (iv) shall be entitled to the benefits, rights and remedies as set forth in the Credit Documents, as amended by Amendment No. 1); and (v) agrees it will provide any additional documentation to evidence its status as a Lender as of the Amendment No. 1 Amendment Date or as required to be delivered by it pursuant to the terms of this Agreement or the other Credit Documents.

Section 2.                Amount and Terms of Credit.

2.1              Commitments. Subject to the terms and conditions herein set forth, to give effect to the refinancing and conversion of the obligations under the Pre-Petition Credit Agreements into the term loans owing to each Lender hereunder, each Lender severally agrees to make term loans to the Borrowers hereunder (the “Term Loans”) and such Term Loans shall be deemed to have been made hereunder to the Borrowers, on the Closing Date, in a single term loan borrowing denominated in Dollars in a principal amount equal to such Lender’s Commitment on the Closing Date, and the obligations owing to the Lenders under the Pre-Petition Credit Agreements shall be substituted with and exchanged for (and reevidenced and refinanced by) such Term Loans hereunder. The Term Loans deemed made or issued pursuant to this Section 2.1 shall be deemed made on a cashless basis without any actual funding. Upon the effectiveness of this Agreement, all Commitments of the Lenders shall be deemed fully-funded and Commitments shall be deemed to be reduced to $0 and interest shall begin to accrue on the full amount thereof as of such date. As of the Closing Date, all Term Loans shall be Eurodollar Loans with an Interest Period of one-month. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Subject to Payment in Full of the First Out Obligations, all then unpaid Term Loans shall be repaid in full in Dollars on the Maturity Date.

2.2              ~~[Reserved]2.2~~ .

2.3              [Reserved].

2.4              [Reserved].

2.5              Repayment of Loans; Evidence of Debt.

(a)              Subject to Payment in Full of the First Out Obligations, the Borrowers shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding Term Loans in Dollars.

(b)              The Borrowers shall repay to the Administrative Agent, for the benefit of the applicable Lenders, in respect of the Initial Term Loans,

(i)                    on the last Business Day of each fiscal quarter of the Borrowers, commencing with the fiscal quarter ending on April 30, 2021 to and including the fiscal quarter ending on January 31, 2022, a principal amount equal to 0.25% of the original principal amount of the Initial Term Loans made or deemed made on the Closing Date; and

(ii)                    on the last Business Day of each fiscal quarter of the Borrowers, commencing with the fiscal quarter ending on April 30, 2022, a principal amount equal to 0.50% of the original principal amount of the Initial Term Loans made or deemed made on the Closing Date.

(c)              ~~[Reserved]~~In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the applicable Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement.

(d)              Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)              The Administrative Agent shall maintain the Register pursuant to Section 13.6(b)(iv) in which Register shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Incremental Loan (and the applicable Series), the Type of each Loan made, the currency in which it is made and the Interest Period, if any, applicable thereto and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder.

(f)               The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(g)              The Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Closing Date, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit G, as applicable, for the sole purpose of evidencing the Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6              Conversions and Continuations.

(a)               Subject to the penultimate sentence of this clause (a), (x) the Parent Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 (or the Dollar Equivalent thereof) of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Parent Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurocurrency Loans as Eurocurrency Loans for an additional Interest Period; provided that (i) no partial conversion of Eurocurrency Loans shall be permitted, (ii) ABR Loans may not be converted into Eurocurrency Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurocurrency Loans may not be continued as Eurocurrency Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions of ABR Loans to Eurodollar Loans pursuant to this Section 2.6 shall be limited to two such conversions during the terms of this Agreement. Each such conversion or continuation shall be effected by the Parent Borrower by giving the Administrative Agent notice at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to Eurocurrency Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) three Business Days prior in the case of a conversion into ABR Loans (each such notice, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurocurrency Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)               If any Event of Default is in existence at the time of any proposed continuation of any Eurocurrency Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurocurrency Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurocurrency Loans, the Parent Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Parent Borrower shall be deemed to have elected to convert such Borrowing of Eurocurrency Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7              Borrowings. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.

2.8              Interest.

(a)               The unpaid principal amount of each Initial Term Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)               The unpaid principal amount of each Initial Term Loan that is a Eurocurrency Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurocurrency Loans plus the relevant Eurocurrency Rate.

(c)               Notwithstanding the foregoing, unless otherwise elected by the Required Lenders (which election not to impose the default interest rate set forth in this Section 2.8(c) may be communicated via an email from the Lender Advisor), upon the occurrence and during the continuation of an Event of Default under Section 11.1(a), Loans and all other Obligations overdue hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable thereto.

(d)               Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)               All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                The Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans, shall promptly notify the Parent Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9              Interest Periods. At the time the Parent Borrower gives the Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurocurrency Loans in accordance with Section 2.6(a), the Parent Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of Parent Borrower be a one, three or six month period (or if agreed to by all the Lenders making such Eurocurrency Loans, a twelve month or shorter period as selected by Parent Borrower).

Notwithstanding anything to the contrary contained above:

(a)               the initial Interest Period for any Borrowing of Eurocurrency Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)               if any Interest Period relating to a Borrowing of Eurocurrency Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)               if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)               the Borrowers shall not be entitled to elect any Interest Period in respect of any Eurocurrency Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10          Increased Costs, Illegality, Etc.

(a)               In the event that (x) in the case of clause (i) below, the Administrative Agent or the Required Lenders and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                     on any date for determining the Eurocurrency Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Eurocurrency Loan are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)                     at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurocurrency Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes or Connection Income Taxes) because of any Change in Law; or

(iii)                    at any time, that the making or continuance of any Eurocurrency Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the applicable interbank market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Lenders (or the Administrative Agent or the Required Lenders, as applicable, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Parent Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as the Administrative Agent or the Required Lenders, as applicable, notifies the Parent Borrower, the Administrative Agent (if applicable) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent or the Required Lenders, as applicable, no longer exist (which notice shall be given at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Parent Borrower with respect to Eurocurrency Loans that have not yet been incurred shall be deemed rescinded by the Parent Borrower, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Parent Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrowers shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent or the Required Lenders, as applicable, has made the determination described in Section 2.10(a)(i)(x), the Required Lenders, in consultation with the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent or the Required Lenders, as applicable, revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Required Lenders or the affected Lenders notify the Administrative Agent and the Parent Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent Borrower written notice thereof.

(b)              At any time that any Eurocurrency Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Parent Borrower may (and in the case of a Eurocurrency Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Eurocurrency Loan has been submitted pursuant to Section 2.3 but the affected Eurocurrency Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Parent Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurocurrency Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)               If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities similar to the Exit Facility. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Parent Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)               With respect to any alternative interest rate selected by the Required Lenders pursuant to this Section 2.10: (i) no Agent shall be bound to follow or agree to any modification to this Agreement or any other Credit Document or any such rate that would increase or materially change or affect the duties, obligations or liabilities of any Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of any Agent, or would otherwise materially and adversely affect any Agent, in each case in its reasonable judgment, without its express written consent (such consent not to be unreasonably withheld) and (ii) any such alternative interest rate shall be administratively feasible for the Administrative Agent.

2.11            Compensation. If (a) any payment of principal of any Eurocurrency Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurocurrency Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2, or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurocurrency Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Eurocurrency Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurocurrency Loan is not continued as a Eurocurrency Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurocurrency Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrowers shall, after receipt of a written request by such Lender (which request shall be delivered to the Parent Borrower and will set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurocurrency Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Parent Borrower and shall be conclusive, absent manifest error.

2.12            Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Parent Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 or 5.4.

2.13            Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 2.11 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of notice to the Parent Borrower; provided that, if the circumstances giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14             ~~[Reserved].~~Incremental Facilities~~[Reserved].~~

~~2.16 [Reserved].~~

(a)               The Parent Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), and/or (y) new tranches of revolving credit commitments (the “New Revolving Credit Commitments”; together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Required Lenders or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Parent Borrower proposes that the New Loan Commitments shall be effective, the Borrowers to which such New Loan Commitments will be available and the currency in which such New Loan Commitments will be borrowed. The Borrowers may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with an acquisition or investment, no Event of Default under Section 11.1(a) or Section 11.1(e)) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Parent Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iii) the Borrowers shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any New Term Loans made on an Increased Amount Date shall, at the election of the Parent Borrower and agreed to by Lenders providing such New Term Loan Commitments, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement. On and after the Increased Amount Date, New Revolving Credit Commitments shall be designated a separate Class of New Revolving Credit Commitments for all purposes of this Agreement.

(b)               On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each applicable Lender shall become a Lender with respect to the New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and all matters relating thereto (and each Loan made under a New Revolving Credit Commitment, a “New Revolving Credit Loan”).

(c)               On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrowers, as specified in the applicable Notice of Borrowing, (a “New Term Loan” and, together with the New Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)               The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Parent Borrower; provided that (i) other than with respect to New Term Loans in the form of Customary Bridge Loans, the applicable New Term Loan Maturity Date of each Series or the maturity date of any New Revolving Credit Loans shall be no earlier than the Initial Term Loan Maturity Date; (ii) other than with respect to New Term Loans in the form of Customary Bridge Loans, the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the then existing Initial Term Loans (calculated without giving effect to prepayments of the Term Loans) and there shall be no scheduled or mandatory prepayments of any New Revolving Credit Loans (other than in respect of any overadvance), (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any Incremental Loans shall be determined by the Borrower(s) and the Lenders thereunder; provided that in the case of New Term Loans incurred other than in connection with preparation for or in anticipation of a Qualifying IPO, if the Effective Yield for Eurocurrency Loans in respect of such New Term Loans exceeds the Effective Yield for Eurocurrency Loans in respect of the then existing Initial Term Loans by more than 0.50%, the Applicable Margin for Eurocurrency Loans in respect of the then existing Initial Term Loans shall be adjusted so that the Effective Yield in respect of the then existing Initial Term Loans is equal to the Effective Yield for Eurocurrency Loans in respect of the New Term Loans minus 0.50% (provided, that to the extent such increase in Effective Yield is the result of a higher Eurocurrency floor with respect to such Incremental Loans, the increase in Effective Yield for the existing Initial Term Loans shall take the form of an increase in the Eurocurrency floor for such Initial Term Loans to the extent of the Effective Yield differential) (the foregoing clause (iii) of this proviso, the “MFN Protection”), (iv) the Incremental Loans (A) shall rank pari passu or junior in right of payment and of security with the existing Term Loans (and may be unsecured), (B) shall not at any time be guaranteed by any Person other than the Credit Parties, with the primary obligors thereunder being the Borrowers and (C) shall not be secured by a Lien on any property or asset that does not constitute Collateral; and (v) the New Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis except with respect to Declined Proceeds) in any mandatory prepayments of existing Term Loans hereunder; and (vi) to the extent such terms and documentation are not consistent with the then existing Initial Term Loans (except to the extent permitted by clause (i) through (v) above), they shall be on market terms or are reasonably satisfactory to the Required Lenders (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial or other maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness (and such amendment to add such more restrictive provision may be implemented by the Borrower and the lenders providing such Incremental Loans), (2) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Term Loan Maturity Date or if such covenant or other provisions are substantially similar to the existing terms of the Loans and Commitments (as reasonably determined by the Parent Borrower in good faith) and (3) if such terms and documentation, taken as a whole, are not more restrictive to the Borrowers and the other Subsidiaries than those herein (taken as a whole) (except for covenants applicable only to periods after the Latest Term Loan Maturity Date at the time of such refinancing and except to the extent permitted by clause (i) through (v) above), then such terms and documentation shall be deemed reasonably satisfactory to the Required Lenders; provided that a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent and the Lenders at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and documentation satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions and documentation satisfy the foregoing requirement unless the Required Lenders notify the Parent Borrower in writing within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Notwithstanding anything in this Section 2.14(d) to the contrary, if the Credit Parties incur New Term Loans or New Term Loan Commitments on market terms that are more restrictive than the terms of this Agreement, the Lenders shall receive the benefit of such more restrictive terms in the form of an amendment to this Agreement (and such amendment to add such more restrictive provision may be implemented by the Borrower and the lenders providing such Incremental Loans).

(e)               Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Parent Borrower (as certified in writing by the Parent Borrower to the Administrative Agent), to effect the provision of this Section 2.14 (including, without limitation, (i) to increase the Applicable Margin in respect of the applicable Term Loans pursuant to Section 2.14(d)(iii) or in order to match the Applicable Margin to any New Term Loans in lieu thereof if such modification results in a greater increase or (ii) subject to Section 13.1(a)(i), to modify the scheduled amortization payments of applicable Term Loans to conform such payments to those of the New Term Loans, but in any event not less than otherwise payable to such applicable Term Lender).

(f)                Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 13.1) or any other Credit Document to the contrary, this Agreement and the other Credit Documents may be amended to effect an incremental facility or pursuant to this Section 2.14 (and the Administrative Agent and the Parent Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Parent Borrower (as certified to the Administrative Agent), to effect the terms of any such incremental facility or extension facility), and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

2.15            Disbursement Agent. Notwithstanding anything to the contrary contained in this Agreement, the Disbursement Agent shall hold Term Loans in an amount equal to the Unidentified Claimant Term Loan Amount, together with any interest or other payments made with respect to such Term Loans, for the benefit of the Unidentified Claimants until the date on which all of the Disbursement Agent’s rights and obligations hereunder are assigned to Claimant Assignees in accordance with Section 13.6(i). At the time of such assignment, the Disbursement Agent shall directly remit to the Claimant Assignee any and all interest paid on account of the assigned Term Loans prior to the effective date of such assignment. In connection with any vote, consent or other instruction that the Disbursement Agent shall be entitled to deliver with respect to the Term Loans it holds for the benefit of the Unidentified Claimants, the Disbursement Agent shall vote such Term Loans (or shall give instructions with respect to such Term Loans) in the same proportion as the other Loans entitled to vote or give such instruction have voted or given such instruction. For the avoidance of doubt, the U.S. Subsidiary Borrower shall be deemed to be acting in its capacity as Disbursement Agent and Lender with respect to the relevant provisions in this Agreement relating to Unidentified Claimants, and not in its capacity as a Borrower; provided that, acting in such capacity as Disbursement Agent shall not otherwise affect its rights and obligations under this Agreement in its capacity as a Borrower, except as expressly set forth herein.

2.16            Defaulting Lenders.(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i)       Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.

(ii)       Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as follows: first, as may be determined by the Administrative Agent to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Parent Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) [reserved]; sixth, to the payment of any amounts owing to the Borrowers, the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)       Defaulting Lender Cure.  If the Parent Borrower notifies the Administrative Agent in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as may be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their percentages of the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lenders (other than because of its status as a Defaulting Lender), and (z) that the principal amount of any Loan owed to such Lender may not be decreased or reduced without the consent of such Lender.

Section 3.                [Reserved]

Section 4.                Fees. The Borrowers agree to pay to the Agents for their respective accounts, the fees and other amounts due in accordance with the terms of the Fee Letter in accordance with the applicable terms thereof.

Section 5.                Payments

5.1              Voluntary Prepayments. The Borrowers shall have the right to prepay Loans, including Initial Term Loans and New Term Loans of any Class, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Parent Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurocurrency Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Parent Borrower no later than 12:00 Noon (New York City time) (i) in the case of Eurocurrency Loans, three Business Days prior to the date of such prepayment or (ii) in the case of ABR Loans, two Business Days prior to the date of such prepayment; (2) each partial prepayment of (i) any Borrowing of Eurocurrency Loans shall be in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and in multiples of $1,000,000 (or the Dollar Equivalent thereof) in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof and (3) in the case of any prepayment of Eurocurrency Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrowers shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be applied to principal installments of the Class or Classes of Term Loans as the Parent Borrower may specify. Notwithstanding anything to the contrary set forth herein or in any other Credit Document no optional prepayment shall be permitted or required hereunder until after Payment in Full of the First Out Obligations, unless such payments are expressly permitted under the First Out Term Loan Credit Agreement and the Intercreditor Agreement.

5.2              Mandatory Prepayments.

(a)              Term Loan Prepayments.

(i)               On each occasion that a Prepayment Event occurs, the Borrowers shall, within five Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within five Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event~~.~~; provided that, with respect to the Net Cash Proceeds of any Prepayment Event, in each case solely to the extent with respect to any Collateral, the Borrowers may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii)               On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), each Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(b)             (i)       Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to clause (a) above (a “Foreign Prepayment Event”) are prohibited or delayed by any Requirement of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in clause (a) above but only so long, as the applicable Requirement of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Requirement of Law, an amount equal to such Net Cash Proceeds will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clause (a) above and (B) to the extent that the Parent Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event would have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such Net Cash Proceeds without incurring a material adverse tax consequence.

(c)              Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.2(a) shall be allocated pro rata among the Initial Term Loans ~~held by each Lender~~and the New Term Loans based on the amounts outstanding thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans as directed by the Parent Borrower. With respect to each such prepayment, the Parent Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice of such prepayment, which shall be substantially in the form of Exhibit D and which shall include a calculation of the amount of such prepayment to be applied to ~~the Term Loans~~each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender or New Term Loan Lender, as applicable.

(d)              Rejection Right. The Parent Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)  or Permitted Other Indebtedness under Section 5.2(a)(ii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after such Declined Proceeds shall be retained by the Borrowers (the “Retained Declined Proceeds”).

(e)              First Out Obligations. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, no mandatory prepayment shall be permitted or required hereunder until after Payment in Full of the First Out Obligations.

5.3              Method and Place of Payment.

(a)              Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 1:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Parent Borrower, it being understood that written or facsimile notice by the Parent Borrower to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)              Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c)              If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)               Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)               If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

5.4              Net Payments.

(a)              Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                              Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)                              If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after such required withholding or deductions have been made (including any such withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)              Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)              Tax Indemnifications. Without limiting the provisions of clauses (a) or (b) above, the Credit Parties shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Parent Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)               Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, the Parent Borrower shall deliver to the Administrative Agent and the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)              Status of Lenders and Tax Documentation.

(i)              Each Lender shall deliver to the Parent Borrower and to the Administrative Agent, at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any respect and (iii) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent. Each such Lender shall also promptly notify in writing the Parent Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(ii)                            Without limiting the generality of the foregoing:

(A)             any Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Parent Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)                   executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)                   executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)                  in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor thereto);

(4)                   where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue service Form W-8BEN or W-8BEN-E and/or Internal Revenue Service Form W-9 (in each case, or any successor thereto), and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5)                   executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C)              if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                            On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, such Administrative Agent shall provide to the Parent Borrower two duly-signed properly completed copies of the documentation prescribed in clauses (A) or (B) below, as applicable (together with any required attachments): (A) IRS Form W-9 or any successor thereto, or (B)(x) IRS Form W-8ECI, or any successor thereto with respect to payments, if any, received by the Administrative Agent for its own account, and (y) with respect to payments received on account of any Lender, executed copies of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” or (b) a “U.S. branch” and that payment it receives for others are not effectively connected with the conduct of a trade or business in the United States, in each case certifying that the Administrative Agent is assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, with the effect that the Parent Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. At any time thereafter, the Administrative Agent shall update documentation previously provided (including, if applicable, any successor forms thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Parent Borrower. The Administrative Agent shall also promptly notify the Parent Borrower in writing of its legal inability to do so.

(f)               Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Parent Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Parent Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Parent Borrower pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Parent Borrower’s request, provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)              If the Administrative Agent is a U.S. Person, it shall provide the Parent Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide applicable Internal Revenue Service Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

(h)              Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5             Computations of Interest and Fees.

(a)              Except as provided in the next succeeding sentence, interest on Eurocurrency Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)              Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

(c)              For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period of time, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

5.6             Limit on Rate of Interest.

(a)              No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)              Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment that they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations (the “Maximum Rate”).

(c)              Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

Without limiting the generality of the foregoing, if any provision of this Agreement would oblige any Credit Party that is organized under the laws of Canada or any Province thereof to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)              first, by reducing the amount or rate of interest; and

(ii)             thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Section 6.                Conditions Precedent.

6.1              Conditions Precedent to the Closing Date. The effectiveness of this Agreement and the initial Borrowing under this Agreement are subject to the satisfaction of the following conditions precedent, except as otherwise waived by the Required Lenders in their sole discretion.

(a)               Credit Documents. This Agreement and the other Credit Documents shall be satisfactory to the Required Lenders and delivered to the Administrative Agent and the Lenders and there shall have been delivered to the Administrative Agent and the Lenders a duly executed counterpart of this Agreement and each of the other Credit Documents by the applicable parties thereto (which may include telecopy transmission of a signed signature page).

(b)               Confirmation Order.   (c) The Confirmation Order, authorizing the U.S. Subsidiary Borrower, certain Guarantors, and their Subsidiaries to execute, deliver, and perform their obligations under this Agreement (including the payment of all fees with respect thereto), shall be in full force and effect and shall not (i) have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could be reasonably expected to materially adversely affect the interests of the Agents or the Required Lenders or (ii) be the subject of an appeal.

Canadian Confirmation Order. The Canadian Confirmation Order, among other things, recognizing and giving full force and effect to the Confirmation Order in Canada (including the payment of all fees with respect thereto), shall have been entered and shall be in full force and effect and shall not (i) have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could be reasonably expected to adversely affect the interests of the Administrative Agent or the Required Lenders or (ii) be the subject of an appeal.

(d)                ~~(e)~~ Exit Transactions. The Exit Transactions, including the Approved Plan and all transactions contemplated therein and in the Confirmation Order and the Canadian Confirmation Order to occur on the effective date of the Approved Plan, shall have been (or concurrently with the occurrence of the Closing Date, shall be) substantially consummated in accordance with applicable law, the Bankruptcy Court, and regulatory approvals and on terms and conditions, and pursuant to documentation in form and substance reasonably satisfactory to, the Required Lenders.

(e)               ~~(f)~~ Closing Certificate. The Administrative Agent shall have received a certificate dated as of the Closing Date and signed by an Authorized Officer of a Borrower (i) confirming compliance with Section 6.1(i) and 6.1(m).

(f)               ~~(g)~~ Authorization of Proceedings of the Borrowers and the Guarantors; Corporate Documents. The Administrative Agent shall have received a certificate of each Credit Party dated as of the Closing Date, which shall contain appropriate attachments, including (i) a copy of the resolutions, minutes or written consents of the board of directors, the sole director or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrowers, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement, Articles of Association or other comparable organizational documents, as applicable, of each Credit Party as in effect on the Closing Date, (iii) signature, specimen signatures and/or incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing any Credit Document to which it is a party and (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Credit Party.

(g)              ~~(h)~~ Fees. All Fees due and payable on or before the Closing Date, including, to the extent invoiced not less than one Business Day prior to the Closing Date, reimbursement or payment of the reasonable and documented expenses (including the premiums and recording taxes and fees and the reasonable and documented fees and expenses of the Specified Lender Advisors (as defined in the DIP Credit Agreement), the Lender Advisors (each as defined in the DIP Credit Agreement) and the Agent Advisors (as defined herein and in the DIP Credit Agreement), and the fees and expenses of any local counsel of the Lenders, shall be paid (or will be paid from the proceeds of the Loans)), in each case, to the extent required to be reimbursed or paid by the Credit Parties hereunder or under any other Credit Document.

(h)              ~~(i)~~ Representations and Warranties. Each of the representations and warranties set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such earlier date).

(i)                 ~~(j)~~ Funds Flow. The Administrative Agent and the Lenders shall have received a Flow of Funds Statement in form and substance acceptable to the Required Lenders.

(j)                 ~~(k)~~ Patriot Act. The Administrative Agent (or its counsel) shall have received at least three Business Days prior to the Closing Date such documentation and information as is reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent about the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(k)                ~~(l)~~ Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate from an Authorized Officer of the U.S. Subsidiary Borrower (after giving effect to the Exit Transactions) substantially in the form attached hereto as Exhibit B.

(l)                 ~~(m)~~ No Default. On the Closing Date and immediately after giving effect to any Loans made on the Closing Date and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(m)              ~~(n)~~ Legal Opinions. The Administrative Agent and the Lenders shall have received, on behalf of itself, the other Agents, and the Lenders, a written opinion of Weil, Gotshal & Manges LLP, special counsel for the Credit Parties, Stikeman Elliott, special Canadian counsel for the Credit Parties, Cox & Palmer, special Canadian counsel for the Credit Parties in the Provinces of New Brunswick and Nova Scotia, William Fry, special Irish counsel for the Credit Parties, McCann Fitzgerald, special Irish counsel for the Secured Parties, Weil, Gotshal & Manges LLP, special UK counsel for the Credit Parties, Loyens & Loeff Luxembourg S.à r.l., special Luxembourg counsel for the Credit Parties, GDM Avocats, special Luxembourg counsel for the Secured Parties, which opinions will be (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Credit Documents as the Required Lenders and the Administrative Agent shall reasonably request.

(n)               ~~(o)~~ First Out Term Loan Facility. The Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them that substantially simultaneously with the deemed making of the Loans hereunder on the Closing Date, the First Out Term Loan Credit Agreement and the other First Out Term Credit Documents, in each case, shall have been entered into, and the financing transactions thereunder shall have been consummated.

(o)               ~~(p)~~ Receivables Facility. The Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them that substantially simultaneously with the deemed making of the Loans hereunder on the Closing Date, Receivables Facility shall have been entered into, and the financing transactions thereunder shall have been consummated, all in accordance with the Approved Plan.

(p)                ~~(q)~~ [Reserved].

(q)                ~~(r)~~ Material Adverse Effect. Since the Petition Date, there shall not have occurred any event, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)                 ~~(s)~~ Existing Indebtedness. The obligations under the DIP Credit Agreement and the Pre-Petition Credit Agreements shall have been repaid (or deemed repaid) on the Closing Date, including the conversion of DIP Loans to the Rolled Up Term Loans under and as defined in the First Out Term Loan Credit Agreement; provided, however, any fees and expenses due and owing under the DIP Credit Agreement will be paid in full in cash on the Closing Date pursuant to the Approved Plan. The Administrative Agent and the Lenders shall have received satisfactory release documents or to the extent relevant, deeds of release, with respect to all existing Indebtedness under the DIP Credit Agreement and the Pre-Petition Credit Agreement and, in each case, which confirms that all Liens upon any of the property of the Credit Parties in connection with the obligations thereunder will be terminated concurrently with such payment.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.                [Reserved].

Section 8.                Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, Holdings and each Borrower make the following representations and warranties to each Agent and the Lenders on the Closing Date (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1              Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and subject to the entry of and the terms of the Confirmation Order, and subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code, has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or authorized, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.2              Corporate Power and Authority. Subject to the entry of and the terms of the Confirmation Order, each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and subject to the entry of and the terms of the Confirmation Order, each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party enforceable in accordance with its terms , subject to the Legal Reservations.

8.3              No Violation. Subject to the entry of and the terms of the Confirmation Order, and the terms thereof, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default (that is not excused by the Bankruptcy Code) under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries (other than Liens created under the Credit Documents, any restrictions arising on account of such Credit Party’s status as a “debtor” under the Bankruptcy Code, or Permitted Liens) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than to the extent any such breach, default or Lien would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of its Subsidiaries.

8.4              Litigation. Except for the Chapter 11 Cases and the Canadian Recognition Proceeding, there are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any of its Subsidiaries (a) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involves this Agreement or the Exit Transactions.

8.5              Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6              Governmental Approvals. Subject to the entry of and the terms of the Confirmation Order, the execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7              Investment Company Act. No Credit Party nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8              True and Complete Disclosure.

(a)               None of the written information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties any of their Subsidiaries or any of their respective authorized representatives to the Administrative Agent and/or any Lender on or before the Closing Date (including all such written information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, contain any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward-looking information and information of a general economic or general industry nature.

(b)              The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9              Financial Condition; Financial Statements.

(a)               Holdings has heretofore furnished to the Lenders its audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal years ended January 31, 2019 and January 31, 2018. Such financial statements present fairly in all material respects the combined financial position of Holdings and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (a) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)               Since the Petition Date, there has been no event, change or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(c)               Except as set forth in the financial statements referred to in Section 8.9(a), the Chapter 11 Cases and the Canadian Recognition Proceeding, there are no liabilities of any Credit Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

8.10          Compliance with Laws; No Default. Subject to the entry of the Confirmation Order, each Credit Party and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

8.11           Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases, (a) each Credit Party and each of its Subsidiaries has filed all Tax returns required to be filed by it (including in its capacity as Withholding Agent) and has timely paid all Taxes payable by it that have become due, and (b) there is no current or proposed Tax assessment, deficiency or other claim against any Credit Party or any of its Subsidiaries, other than, in each of clauses (a) and (b), those being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or the nonpayment of which is permitted or required under the Bankruptcy Code.

8.12            Compliance with ERISA and Foreign Plans.

(a)              Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)              Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

(c)              Except as would not reasonably be expected to have a Material Adverse Effect:

(i)             All Canadian Pension Plans are duly registered under the Income Tax Act (Canada), applicable pension standards legislation and any other applicable laws which require registration, and no event has occurred which could reasonably be expected to cause the loss of such registered status. Schedule 8.12 lists the name and registration number of each Canadian Pension Plan. The Canadian Pension Plans have each been administered, funded and invested in accordance with the terms of particular plan, all applicable laws including, where applicable, the Income Tax Act (Canada) and pension standards legislation, and the terms of all applicable collective bargaining agreements.

(ii)            All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis. There are no outstanding disputes concerning the assets of the Canadian Pension Plans. No promises of material benefit improvements under the Canadian Pension Plans have been made. All employee and employer contributions required to be withheld, made, remitted or paid to or in respect of each Canadian Pension Plan and all other amounts that are due to the pension fund of any Canadian Pension Plan from any Credit Party have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement and all applicable laws.

(iii)             There has been no improper withdrawal or application of the assets of the Canadian Pension Plans. No event has occurred which could reasonably be expected to give rise to a partial or full termination of any Canadian Pension Plan. No event has occurred or is reasonably expected to occur that could trigger or otherwise require immediate or accelerated funding in respect of any Canadian Defined Benefit Plan.

8.13          Subsidiaries. Schedule 8.13 sets forth (a) a correct and complete list of the name and relationship to Holdings of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 8.13, and (c) the type of entity of Holdings and each Subsidiary. Except as set forth on Schedule 8.13, there are no outstanding commitments or other obligations of any Credit Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Capital Stock or other Equity Interests of any Credit Party.

8.14           Intellectual Property. Other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court, each Credit Party and its Subsidiaries owns or is licensed to use all Intellectual Property that is material to and used in or otherwise necessary for the operation of their respective businesses as currently conducted. The operation of their respective businesses by each of the Credit Parties and its Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not be material to the businesses of each Credit Party and its Subsidiaries.

8.15           Environmental Laws.

(a)               Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Credit Parties and its Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Credit Parties or any Subsidiary has received written notice of any Environmental Claim; (iii) none of the Credit Parties or any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Credit Parties or any Subsidiary.

(b)              Except as set forth on Schedule 8.15, No Credit Party or any of its Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of any Credit Party, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16           Properties. Other than as a result of the Chapter 11 Cases and subject to any necessary authorization of the Bankruptcy Court:

(a)              Each of the Credit Parties and its Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such act has been obtained in accordance with Section 9.3(b).

(b)              Set forth on Schedule 8.16(b) is a list of each real property owned by any Credit Party as of the Closing Date having a Fair Market Value in excess of $2,000,000.

(c)              Set forth on Schedule 8.16(c) is a list of each real property leased by any Credit Party as of the Closing Date where Collateral with an aggregate value in excess of $1,000,000 is located.

8.17          No EEA Financial Institution. No Credit Party is an EEA Financial Institution.

8.18           Center of Main Interests. With respect to any Credit Party formed, incorporated or organized in the European Union, for the purposes of Regulation (EU) No 2015/848 on insolvency proceedings as amended (the “European Union Regulation”), its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) is situated in its jurisdiction of incorporation, and it has no “establishment” (as that term is used in Article 2(h) of the European Union Regulation) in any other jurisdiction.

8.19           OFAC; USA PATRIOT Act; FCPA.

(a)               [Reserved].

(b)              To the extent applicable, each Credit Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (“OFAC Regulations”), (ii) the USA PATRIOT Act, (iii) the FCPA and (iv) AML Legislation, the Corruption of Foreign Public Officials Act (Canada) and any other similar applicable law.

(c)               No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

(d)               No Credit Party (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used by any Credit Party, directly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender and the Administrative Agent) of Sanctions.

8.20          Security Interest in Collateral. Except to the extent otherwise contemplated by Schedule 9.14 and subject to the terms of the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Credit Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, and such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Credit Documents) securing the Obligations, in each case as and to the extent set forth therein.

8.21          [Reserved].

8.22          Insurance. The Credit Parties are in compliance with Section 9.3.

8.23          Solvency. On the Closing Date, after giving effect to the Exit Transactions, (a) the fair value of the properties of the Credit Parties, taken as whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, taken as a whole, (b) the present fair saleable value of the Property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and other liabilities become absolute and matured, (c) the Credit Parties, taken as a whole, have not incurred and do not intend to incur debts beyond their ability to pay such debts as they become due; and (d) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct their business in which they are engaged as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date.

Section 9.                Affirmative Covenants.

Holdings and each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated in accordance with the terms of this Agreement and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations and Secured Hedge Obligations and Secured Cash Management Obligations in respect of which arrangements satisfactory to the counterparties thereto have been made), are paid in full:

9.1              Information Covenants. The Parent Borrower will furnish to the Administrative Agent:

(a)               Commencing with the fiscal year ending January 31, 2021, as soon as available and in any event on or before the date that is 90 days after the end of each such fiscal year (or 120 days in respect of the fiscal year January 31, 2021) (or, if the financial statements required by this clause (a) (or any Parent Entity financials delivered in lieu thereof) are required to be filed with the SEC, such other time period as specified in the SEC’s rules and regulations with respect to the Parent Borrower (or such Parent Entity) for the filing of its annual reports on Form 10-K), the consolidated balance sheets of Holdings and the Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated and/or combined figures for the preceding fiscal years (for periods occurring after the implementation of “fresh-start” accounting), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of the Subsidiaries as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date under Loans hereunder or ~~the First Out Term Loan Facility occurring within one year from the time such opinion is delivered or any~~any other indebtedness of Holdings or any of the Subsidiaries or any breach or anticipated breach of a financial maintenance covenant).

~~(b) Quarterly Financial Statements; Monthly Financial Statements.~~

(b)                ~~(i) Quarterly Financial Statements.~~ Commencing with the fiscal quarter ending October 31, 2020, ~~as soon as available and in any event~~ on or before the date that is 45 days (or with respect to the fiscal quarter ending October 31, 2020, 60 days) (or, if the financial statements required by this clause (~~i~~b) (or any Parent Entity financials delivered in lieu thereof) are required to be filed with the SEC, such other time period as specified in the SEC’s rules and regulations with respect to the Parent Borrower (or such Parent Entity) for the filing of its quarterly reports on Form 10-Q) after the end of each such quarterly accounting period for the first three quarterly accounting periods of each fiscal year), the consolidated balance sheets of Holdings and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated and/or combined figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of a Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

~~(ii) Monthly Financial Statements. Commencing with the month ending September 30, 2020, as soon as available but in any event not later than the thirtieth (30th) day (or with respect to the month ending September 30, 2020, forty-fifth (45th) day) after the end of month, the unaudited financial summary of the financial performance, the unaudited consolidated balance sheet and the unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Holdings and the Subsidiaries as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year.~~

(c)               Officer’s Certificates. Concurrently with the delivery of the financial statements provided for in Sections 9.1 (a) and (b)~~(i)~~, a certificate of an Authorized Officer of a Borrower demonstrating compliance with the financial covenant set forth in Section 10.7 for the applicable Test Periods (if then in effect) and to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth a specification of any change in the identity of the Subsidiaries as at the end of such fiscal period, as the case may be, from the Subsidiaries provided to the Lenders on the Closing Date or the most recent fiscal period, as the case may be.

~~(d) Budget. Within 90 days after the commencement of each fiscal year of the Parent Borrower commencing with the fiscal year ended January 31, 2021, a budget of the Parent Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Parent Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”) (it being agreed such Projections shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable at the time of preparation of such Projections), it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.~~

(d)               [reserved].

(e)               Notice of Material Events. Promptly (and in any event, unless otherwise set forth herein, within 5 Business Days thereof) after an Authorized Officer of any Credit Party or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto and (ii) any litigation or governmental proceeding pending against any Credit Party or any of its Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(f)                Notice of Environmental Matters. Promptly (and in any event within 5 Business Days thereof) after an Authorized Officer of any Credit Party or any Subsidiary thereof obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i)                        any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and

(ii)                        the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party or any of its Subsidiaries.

(g)               Other Information. Promptly upon filing thereof, copies of any filings (including on Forms 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by any Credit Party (or any Parent Entity) or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Credit Parties or any of its Subsidiaries shall send to the holders of any publicly issued debt of Holdings and/or any of its Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request in writing from time to time; provided that none of Holdings nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Credit Parties and their Subsidiaries by furnishing the applicable financial statements of Holdings or any ~~direct or indirect p~~Parent ~~of Holdings~~Entity, as applicable, and including any Forms 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information relates to a parent of Holdings, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s or another Credit Party’s website on the Internet; (ii) such documents are posted on behalf of the Credit Parties on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrowers shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Parent Borrower shall in any event notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents and maintaining its copies of such documents. The Required Lenders may waive any delivery requirement set forth in this Section 9.1 (which waiver may be communicated via email by the Lender Advisor).

Each Credit Party hereby acknowledges and agrees that, unless the Parent Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders.

9.2              Books, Records, and Inspections.

(a)               Holdings will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of Holdings and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of Holdings and any such Subsidiary and discuss the affairs, finances and accounts of Holdings and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent (using such representatives as it may elect in its sole discretion) on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year, which visits will be at Holdings’ expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of Holdings or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of Holdings without limitation on frequency. The Administrative Agent and the Required Lenders shall give the Borrowers the opportunity to participate in any discussions with the Credit Parties’ independent public accountants.

(b)               Holdings will, and will cause each Subsidiary to maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings and any such Subsidiary, as the case may be.

9.3              Maintenance of Insurance. (a) The Credit Parties will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, with insurance companies that Holdings (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts as is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis and against at least such risks (and with such risk retentions) as is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and the Parent Borrower will furnish to the Administrative Agent, promptly following written request from the Administrative Agent (acting at the Direction of the Required Lenders), information presented in reasonable detail as to the insurance so carried, (b) if (x) any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) and (y) the Collateral Agent shall have delivered a notice to the Parent Borrower stating that such Mortgaged Property is located in such special flood hazard area with respect to which such flood insurance has been made available, then the applicable Credit Party shall (i) obtain flood insurance in such total amount and in such form as the Administrative Agent (acting at the Direction of the Required Lenders) or the Required Lenders may from time to time reasonably require, and otherwise comply with the Flood Insurance Laws, (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders), including, without limitation, a copy of the flood insurance policy and a declaration page relating to the insurance policies required by this Section 9.3 which shall (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (3) provide that the insurer will give the Administrative Agent forty-five days written notice of cancellation or non-renewal and shall include evidence of annual renewals of such insurance and (4) be otherwise in form and substance satisfactory to the Administrative Agent (acting at the Direction of the Required Lenders) and (c) such insurance will (i) in the case of each casualty insurance policy, contain a lender loss payable endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lender loss payee thereunder (or, in respect of insurance policies in Ireland, naming the Collateral Agent as co-insured) and (ii) in the case of each casualty insurance policy, contain an additional insured endorsement that names the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder (or, in respect of insurance policies in Ireland, naming the Collateral Agent as co-insured).

9.4              Payment of Taxes. Holdings or the Borrowers will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes imposed upon them (including in any of their capacities as a Withholding Agent) or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Credit Parties or any of the Subsidiaries; provided that no Credit Party nor any of its Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or the failure to pay (i) is permitted or required under the Bankruptcy Code or (ii) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.5              Preservation of Existence; Consolidated Corporate Franchises. Subject to any necessary Bankruptcy Court approval, Holdings will, and will cause each other Credit Party to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, Intellectual Property rights, licenses and franchises necessary in the normal conduct of its business, in each case (other than with respect to the presentation of the existence, organizational rights and authority of the Credit Parties), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that each Credit Party and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4, or 10.5.

9.6              Compliance with Statutes, Regulations, Etc. Holdings will, and will cause each of its Subsidiaries to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except (i) in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) compliance is excused by, or otherwise prohibited by, the provisions of the Bankruptcy Code or as a result of the Chapter 11 Cases.

9.7              Employee Benefit Matters. (a) The Parent Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if any Credit Party or any of its Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent or the Required Lenders (which request may be communicated via email by the Lender Advisor), such Credit Party shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent (for distribution to the Lenders) promptly after receipt thereof.

9.8              Maintenance of Properties. Subject to any necessary Bankruptcy Court approval, Holdings will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9              Transactions with Affiliates. Holdings will conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates (other than Holdings and the Credit Parties) involving aggregate payments or consideration in excess of the greater of (1) $~~5~~20,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) for any individual transaction or series of related transactions on terms that are at least substantially as favorable to Holdings or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of Holdings or such Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) transactions permitted by Section 10.5, (b) consummation of the Exit Transactions and the payment of the Transaction Expenses, (c) the issuance of Capital Stock or Stock Equivalents of the Parent Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (d) loans, advances and other transactions between or among Holdings, the Parent Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Parent Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Parent Borrower but for the Parent Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (e) employment and severance arrangements between the Parent Borrower and its Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (f) payments by the Parent Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Parent Borrower (and any such parent) and the Subsidiaries that are permitted under Section 10.5 and (B); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Parent Borrower and its Subsidiaries would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Parent Borrower and its Subsidiaries paid such taxes separately from any such direct or indirect parent company of the Parent Borrower, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Parent Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries, (h) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Parent Borrower in good faith) and (i) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility.

9.10          End of Fiscal Years. Holdings and each of its Subsidiaries will maintain its fiscal year as in effect on the Closing Date unless the Required Lenders consent to any change to such fiscal year (which consent may be communicated via an email from any of the Lender Advisor).

9.11          Additional Guarantors and Grantors. Subject to any applicable limitations set forth in this Agreement or in the Security Documents, Holdings will take action necessary to cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 30 days (or 60 days with respect to any Subsidiary not organized in the United States, Canada or Ireland, as extended to 90 days in respect of any Material Subsidiary with respect to which the Parent Borrower is obtaining a tax analysis) from the date of such formation, acquisition, cessation or request, as applicable (or such longer period as the Required Lenders may agree in their reasonable discretion (such extension may be communicated via email by the Lender Advisor)), to execute a supplement to each of the Guarantee, the U.S. Pledge Agreement or a Foreign Pledge Agreement, as applicable, and execute any of the Irish Security Documents, as applicable, and the U.S. Security Agreement or a Foreign Security Agreement, as applicable, in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent (acting at the Direction of the Required Lenders), enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent (acting at the Direction of the Required Lenders) and take all other action requested by the Required Lenders (which may be communicated via email by the Lender Advisor) to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties.

9.12          Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in this Agreement and in the Security Documents, and other than when in the reasonable determination of the Required Lenders and the Parent Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom, the Parent Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by Holdings or any other Credit Party~~,~~ and (ii~~) all evidences of Indebtedness in excess of $2,500,000 received by Holdings or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii~~) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $~~2,500,000~~10,000,000 of Holdings or any Subsidiary that is owing to Holdings or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among Holdings and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Parent Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

9.13          [Reserved].

9.14          Further Assurances.

(a)               Subject to the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, Holdings and the Borrowers will, and will cause each Credit Party (or any Subsidiary thereof) to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent (acting at the Direction of the Required Lenders) or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Credit Parties.

(b)               Subject to any applicable limitations set forth in this Agreement or the Security Documents, and other than when in the reasonable determination of the Required Lenders and the Parent Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein (to the extent not constituting Excluded Real Property) but excluding Capital Stock and Stock Equivalents of any Subsidiary (at the time of acquisition) are acquired by any Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property, the Parent Borrower will notify the Collateral Agent, and, if requested by the Required Lenders (which request may be communicated by email from the Lender Advisor), the Credit Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Required Lenders (which request may be communicated by email from the Lender Advisor), including the granting of a Mortgage on such owned real estate, as soon as commercially reasonable but in no event later than 120 days thereafter (unless extended by the Required Lenders (which extension may be communicated by email from the Lender Advisor) in their sole discretion), to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)               Any Mortgage requested by the Required Lenders (which request may be communicated by email from the Lender Advisor), shall be delivered within such time period as requested by the Required Lenders and accompanied by, in each case to the extent requested by the Required Lenders (which request may be communicated by email from the Lender Advisor) (w) to the extent available in the applicable jurisdiction, a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a title insurance company or similar insurer recognized in such jurisdiction, in such amounts as reasonably acceptable to the Required Lenders (which acceptance may be communicated by email from the Lender Advisor) not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Required Lenders and otherwise in form and substance reasonably acceptable to the Required Lenders (which acceptance may be communicated by email from the Lender Advisor) (the “Title Policy”), together with, such endorsements, coinsurance and reinsurance as the Required Lenders may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided that in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Required Lenders (which acceptance may be communicated by email from the Lender Advisor), (y) with respect to property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) evidence the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Required Lenders (which satisfaction may be communicated by email from the Lender Advisor), and (z) an ALTA survey in a form and substance reasonably acceptable to the Required Lenders (which acceptance may be communicated by email from the Lender Advisor) or such existing survey together with a no-change affidavit sufficient for the title company to issue the survey related endorsements and to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (w) above.

(d)               Post-Closing Covenant. The Parent Borrower agrees that it will, or will cause the Credit Parties or any Subsidiary thereof to complete each of the actions described on Schedule 9.14, in each case, by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Required Lenders (which extension may be communicated by email from the Lender Advisor) may agree in their sole discretion.

9.15          Credit Ratings. The Parent Borrower will use commercially reasonable efforts to obtain within 30 days of the Closing Date, a corporate credit rating in respect of the Exit Facility (but not maintain any specific rating), in each case, from each of S&P and Moody’s or, with the consent of the Required Lenders in the event that Moody’s and/or S&P are not willing to so rate the Loans, such other rating agency, as applicable, as is acceptable to the Required Lenders (which acceptance may be communicated via email from the Lender Advisor).

9.16          Lines of Business. The Credit Parties, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Credit Parties and their Subsidiaries, taken as a whole, on the Closing Date and other business activities which are reasonable extensions thereof.

9.17          Center of Main Interests. With respect to any Credit Party formed, incorporated or organized in the European Union, for the purposes of the European Union Regulation, its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) shall be situated in its jurisdiction of incorporation, and it has no “establishment” (as that term is used in Article 2(h) of the European Union Regulation) in any other jurisdiction.

9.18          Deposit Accounts.

(a)               Set forth on Schedule 9.18 is a list of each Bank Account of each Credit Party or its Subsidiaries as of the Closing Date. On or prior to 30 days after the Closing Date (or such later time to which the Required Lenders may reasonably agree), the Parent Borrower (or applicable Credit Party) shall enter into a Control Agreement with each account bank, with respect to each Deposit Account (other than an Excluded Account) in which funds of any of the Credit Parties are deposited and a Control Agreement for any Securities Account (other than an Excluded Account) where securities are or may be maintained (including those existing as of the Closing Date). In addition, the Borrowers (or applicable Credit Party) shall enter into a Control Agreement with respect to any such Deposit Account or Securities Account other than an Excluded Account which is established after the Closing Date, promptly and in any event within 30 days upon such establishment (or such longer period as the Required Lenders may agree in their discretion).

(b)               Holdings and the Borrowers shall not permit more than $~~75~~7,500,000 in the aggregate deposited in any account maintained for the deposit of funds with a Canadian bank accepting funds for deposit in Canada.

Section 10.            Negative Covenants

Holdings and each Borrower hereby covenants and agrees with the Lenders that on the Closing Date and thereafter, jointly and severally with all other Credit Parties, until the Commitments have terminated in accordance with the terms of this Agreement and the Loans, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations and Secured Hedge Obligations and Secured Cash Management Obligations in respect of which arrangements satisfactory to the counterparties thereto have been made), are paid in full that:

10.1          Limitation on Indebtedness. Holdings and the Borrowers will not, and will not permit any Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness, and the no Credit Party will issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock~~.~~; provided that Holdings and the Borrowers may, and may permit any Subsidiary to, incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, if, after giving effect thereto, (x) in the case of Indebtedness that is secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations, if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.00:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.00:1.00) (the Indebtedness under this clause (x), “First Lien Ratio Debt”), (y) in the case of Indebtedness that is secured by the Collateral on a junior basis to the Obligations, if the Consolidated Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.50:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.50:1.00) (the Indebtedness under this clause (y), “Junior Secured Ratio Debt” and, together with First Lien Ratio Debt, “Secured Ratio Debt”) and (z) in the case of Indebtedness that is unsecured or not secured by a lien on the Collateral, if the Consolidated Total Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 5.75:1.00 (or if incurred in connection with an acquisition, merger, consolidation or designation, the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation and (II) 5.75:1.00) (Indebtedness under this clause (z), “Unsecured Ratio Debt” and, together with the Secured Ratio Debt, the “Ratio Debt”); provided further that (i) the amount of Indebtedness (other than Acquired Indebtedness) and Disqualified Stock that may be incurred pursuant to the foregoing by Subsidiaries that are not Guarantors shall not exceed the greater of (x) $100,000,000 and (y) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); (ii) other than with respect to Ratio Debt in the form of Customary Bridge Loans, Ratio Debt shall not mature earlier than latest Maturity Date hereunder or have a weighted average life to maturity shorter than the Indebtedness arising under the Credit Documents; (iii) if such Ratio Debt is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party; (iv) in the case of First Lien Ratio Debt in the form of term loans, be subject to the MFN Protection as if such Indebtedness were a New Term Loan; and (v) (x) in the case of subsequent issuances of First Lien Ratio Debt, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement in accordance with the terms thereof, and (y) in the case of Junior Secured Ratio Debt, the Collateral Agent, the Administrative Agent and the representative of the holders of such Junior Secured Ratio Debt shall have entered into a Junior Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement; or in each case, otherwise be subject to an Acceptable Intercreditor Agreement and each of the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any intercreditor agreement contemplated by this clause;

The foregoing limitations will not apply to:

(a)               Indebtedness arising under the Credit Documents;

(b)               (x) Indebtedness under the First Out Term Loan Facility, and any guarantee thereof in an aggregate principal amount not to exceed $~~125~~110,000,000 (plus all accrued interest, fees and expenses), provided, that (i) such Indebtedness is subject to the Intercreditor Agreement and (ii) there are no obligors under such Indebtedness that are not Credit Parties hereunder~~;~~ and (y) Indebtedness that may be incurred pursuant to Sections 2.14 and 10.1(x)(i) of the First Out Term Loan Facility (as in effect on the Amendment No. 1 Amendment Date), in each case, pursuant to the definition of Maximum Incremental Facilities Amount in the Second Lien Credit Agreement (as in effect on the Amendment No. 1 Amendment Date);

(c)               Indebtedness outstanding on the Closing Date listed on Schedule 10.1;

(d)               Indebtedness (including Capitalized Lease Obligations and Purchase Money Indebtedness) incurred by Holdings or any Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of Holdings or any Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings or such Subsidiary, (x) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (d), does not exceed the greater of (x) $25,000,000 ~~or~~and (y) ~~in connection with any such Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment, in an aggregate principal amount not to exceed $10,000,000;~~25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(e)               Indebtedness incurred by Holdings or any Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of the items in this clause (e)), in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)                Indebtedness arising from agreements of Holdings or a Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of Holdings or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected as Indebtedness on such balance sheet for purposes of this clause (f));

(g)               Indebtedness of Holdings to a Subsidiary; provided that any such Indebtedness owing to a Subsidiary that is not a Credit Party is subordinated in right of payment to Holding’s Guarantee pursuant to subordination terms in form and substance acceptable to the Required Lenders; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Borrower or another Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

(h)               Indebtedness of a Subsidiary owing to Holdings or another Subsidiary; provided that if a Credit Party incurs such Indebtedness owing to a Subsidiary that is not a Credit Party, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor or the Obligations of the applicable Borrower, as the case may be, pursuant to subordination terms in form and substance acceptable to the Required Lenders; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (h);

(i)                 [Reserved]

(j)                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k)               obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by Holdings or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l)                 Indebtedness of any Credit Party or Disqualified Stock of Holdings not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or Disqualified Stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the greater of (1) $~~25~~100,000,000 and (2) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(m)             the incurrence or issuance by Holdings of Indebtedness or Disqualified Stock or the incurrence or issuance by any Subsidiary of Indebtedness which serves to refinance any Indebtedness or Disqualified Stock incurred as permitted under Section 10.1(c), (d), (m), (n), (v) or any Indebtedness or Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness or Disqualified Stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness or Disqualified Stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or secured by Liens otherwise permitted as a Permitted Lien, (ii) Disqualified Stock    , such Refinancing Indebtedness must be Disqualified Stock, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being Refinanced and (3) shall not include Indebtedness or Disqualified Stock of a Subsidiary of Holdings that is not a Borrower or a Guarantor that refinances Indebtedness or Disqualified Stock of a Borrower or a Guarantor;

(n)               Indebtedness (or, in respect of Holdings only, Disqualified Stock) of (x) ~~any Credit Party~~the Parent Borrower or a Subsidiary incurred or issued to finance an acquisition, merger or consolidation or other Investments permitted hereunder; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred pursuant to the foregoing by Subsidiaries that are not Guarantors shall not exceed the greater of (x) $100,000,000 and (y) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), or (y) Persons that are acquired by ~~Holdings or any Credit Party and that will become Guarantors within 30 days of such acquisition~~the Parent Borrower or any Subsidiary or merged into or consolidated with ~~Holdings or a Credit Party~~the Parent Borrower or a Subsidiary in accordance with the terms hereof (including any Acquired Indebtedness); provided that after giving effect to any such acquisition, merger, consolidation or designation described in this clause (n) and the incurrence of such associated Indebtedness, the ~~Consolidated~~aggregate principal amount of such Indebtedness shall not exceed (at the time of incurrence) the sum of (A) the greater of (x) $100,000,000 and (y) 100.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (B) an unlimited amount subject to (1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, either (X) the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a ~~p~~Pro ~~f~~Forma ~~b~~Basis ~~is equal to or less than 5.00 to 1.00;~~would not exceed the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation or (Y) the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed 5.00 to 1.00, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, either (X) the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation or (Y) the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed 5.50 to 1.00 and (e) if such Indebtedness is unsecured or secured by assets that are not Collateral, either (X) the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation or (Y) the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed 5.75 to 1.00;

(o)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)               (i) Indebtedness of Holdings or any Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)               (1) any guarantee by Holdings or another Credit Party of Indebtedness of any other Credit Party to the extent such Indebtedness is permitted under this Section 10.1, (2) any guarantee by a Subsidiary that is not a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor or of a Credit Party to the extent such Indebtedness is permitted under this Section 10.1 and (3) any guarantee of Indebtedness by a Credit Party of Indebtedness of a Subsidiary that is not a Guarantor to the extent permitted under Section 10.5;

(r)                Indebtedness of Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $~~5~~11,000,000 and (y) 11.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(s)                Indebtedness of Holdings or any of the Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)                 Indebtedness of Holdings or any of the Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and consistent with past practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(u)               Indebtedness consisting of Indebtedness issued by Holdings or any of the Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (4) of Section 10.5(b);

~~(v) at any time after the occurrence of a Qualifying IPO, Indebtedness so long as the Consolidated Debt to Consolidated EBITDA Ratio on a Pro Forma Basis is equal to or less than 5.00 to 1.00;~~

(v)               ~~(w)~~ Indebtedness of Holdings or any Subsidiary in respect of letters of credit with an aggregate face amount not to exceed the greater of (x) $~~5~~11,000,000 ~~;~~ and (y) 11.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(w)             ~~(x)~~ Indebtedness in respect of ~~a revolving credit facility solely used to issue letters of credit for obligations not constituting Indebtedness in an aggregate amount not to exceed $15,000,000~~(i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in clause (i) above; provided~~, however,~~ that (x) the principal amount of any such Indebtedness is ~~pari passu to the Obligations in both lien priority and priority of payment or is Junior Debt.~~not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness; and

(x)               Indebtedness in respect of (i) Permitted Other Indebtedness; provided that the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount (as determined at the time of incurrence) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (x) above , the Parent Borrower, in its sole discretion, will only be required to include the amount and type of such Indebtedness or Disqualified Stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence (other than with respect to clause (a), (b), (r) or (x) above), Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clause (a) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2          Limitation on Liens. Holdings and the Borrowers will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any Credit Party or any Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”), except if such Subject Lien is a Permitted Lien.

10.3          Limitation on Fundamental Changes. Except in connection with the Chapter 11 Plan or the Exit Transactions, the Credit Parties will not, and will not permit any of the Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)       so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings (other than a Borrower) or any other Person (other than a Borrower) may be merged, amalgamated or consolidated with or into the Parent Borrower or any other Borrower; provided that the Parent Borrower or such other Borrower shall be the continuing or surviving corporation;

(b)       so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Parent Borrower or any other Person (in each case, other than any Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Parent Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (ii) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c)       (i) any Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Parent Borrower or any other Subsidiary or (ii) any Credit Party (other than a Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;

(d)       any Subsidiary (other than a Borrower) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not disadvantageous to the Lenders; provided, that if such entity is a Guarantor, its assets shall be distributed to a Credit Party;

(e)       the Subsidiaries of the Parent Borrower may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(e), will include any disposition below the dollar threshold set forth in clause (d) of the definition of “Asset Sale”) permitted by Section 10.4 or a transaction permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment;

(f)       so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary (excluding Holdings and any Borrower unless consented to by the Administrative Agent) may change its legal form or reincorporate into a state, commonwealth or territory of the United States, province of Canada or federally in Canada, or analogous political subdivisions of Luxembourg, England and Wales or the Republic of Ireland or to the extent such change or reincorporation does not disadvantage the Secured Parties in respect of any Guarantees or the Collateral and with the prior written consent of the Administrative Agent, into a different jurisdiction than the jurisdiction of its incorporation; and

(g)       any transactions involving Holdings or a Parent Entity but not any Subsidiary in order to effectuate a Qualifying IPO.

10.4          Limitation on Sale of Assets. Holdings and the Borrowers will not, and will not permit any of their Subsidiary to, consummate an Asset Sale, except:

Holdings or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of ~~$2,500,000~~the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at least 75% of the consideration therefor received by Holdings or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that (a) any liabilities (as reflected on the Parent Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Parent Borrower) of the Parent Borrower, other than liabilities that are by their terms Junior Debt, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Parent Borrower and all such Subsidiaries have been validly released by all applicable creditors in writing; (b) any securities, notes or other obligations or assets received by the Parent Borrower or such Subsidiary from such transferee that are converted by the Parent Borrower or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; (c) the amount of Indebtedness, other than liabilities that are by their terms Junior Debt, that are of any Credit Party that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings and all Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale and (~~b~~d) any Designated Non-Cash Consideration received by Holdings or such Subsidiary in such Asset Sale having an aggregate Fair Market Value not to exceed the greater of $~~10~~28,000,000 or 28.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) when aggregated with the Fair Market Value of all other Non-Cash Consideration received under this paragraph during the term of this Agreement (calculated on a Pro Forma Basis), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be cash for purposes of this Section 10.4 of this provision and for no other purpose.

Within the Reinvestment Period after the Parent Borrower’s or any Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Parent Borrower or such Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i)       to prepay Loans or Permitted Other Indebtedness in accordance with Section 5.2; and/or

(ii)       to make investments in the Parent Borrower and the other Credit Parties; provided that the Parent Borrower and the Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Parent Borrower or such Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Parent Borrower or such Subsidiary prepays the Loans in accordance with Section 5.2.

(a)       Pending the final application of any Net Cash Proceeds pursuant to this Section 10.4, the Parent Borrower or the applicable Subsidiary may apply such Net Cash Proceeds to temporarily reduce Indebtedness outstanding under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5          Limitation on Restricted Payments. Holdings and the Borrowers will not, and will not permit any Subsidiary to:

(a)               declare or pay any dividend or make any payment or distribution on account of any Credit Party’s or any of its Subsidiar~~y’s~~ies’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(i)                        dividends or distributions by Holdings payable in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests, or

(ii)                        dividends or distributions by a Subsidiary so long as, a Credit Party is the recipient of such dividend or distribution or such dividend or distribution by a Subsidiary that is not a Credit Party, so long as a Subsidiary that is not a Credit Party or a Credit Party is a recipient.

(b)               purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Subsidiary or any direct or indirect parent company of Holdings, including in connection with any merger or consolidation;

(c)               make ~~or offer to make (or give any notice in respect thereof) any voluntary or optional payment, any mandatory prepayment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, Junior Debt or any Disqualified Stock; or~~any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, the principal of any Junior Debt, other than Indebtedness permitted under clauses (g) and (h) of Section 10.1; or

(d)               make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above (other than any exception thereto) being collectively referred to as “Restricted Payments”)~~.~~, unless, at the time of such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Borrower and the Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (6) of Section 10.5(e) below, but excluding all other Restricted Payments permitted by Section 10.5(e)), is less than the Available Amount.

(e)               The foregoing provisions of Section 10.5 will not prohibit:

(1)               the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)               (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of Holdings or any Subsidiary, or any Equity Interests, Qualified PECs of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests, Qualified PECs of Holdings or any direct or indirect parent company of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)               the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of Holdings or a Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings or a Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is unsecured then such new Indebtedness shall be unsecured, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)               Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests or Qualified PECs of Holdings or any direct or indirect parent company of Holdings held by any future, present or former employee, director, manager or consultant of Holdings, any of its Subsidiaries or any direct or indirect parent company of Holdings, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect parent company of Holdings in connection with such repurchase, retirement or other acquisition), including any Equity Interests or Qualified PECs rolled over by management of Holdings or any direct or indirect parent company of Holdings in connection with the Exit Transactions; provided that the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year the greater of $~~3~~25,000,000 and ~~3.5~~25% of Consolidated EBITDA as of the most recently ended Test Period (~~or after the consummation of a Qualifying IPO, the greater of $6,000,000 and 7.0% of Consolidated EBITDA as of the most recently ended Test Period~~with unused amounts in any calendar year being carried over to the next following calendar year (for one year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests or Qualified PECs of any direct or indirect parent company of Holdings, in each case to any future, present or former employees, directors, managers or consultants of Holdings, any of its Subsidiaries or any direct or indirect parent company of Holdings that occurs after the Closing Date, plus (B) the cash proceeds of key man life insurance policies received by Holdings and the Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to Holdings or any Subsidiary from any future, present or former employees, directors, managers or consultants of Holdings, any direct or indirect parent company of Holdings or any Subsidiary, or their estates, descendants, family, spouse or former spouse pursuant in connection with a repurchase of Equity Interests or Qualified PECs of Holdings or any direct or indirect parent company of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)               payments (i) made or expected to be made by Holdings or any Credit Party in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(6)               the declaration and payment of dividends on Holding’s common stock or Qualified PECs, as applicable (or the payment of dividends to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock or Qualified PECs, as applicable), following consummation of a Qualifying IPO, of ~~up to~~to the greater of (X) 6.00% per annum of the net cash proceeds received by or contributed to Holdings in or from any such public offering~~, so long as the Consolidated Debt to Consolidated EBITDA Ratio on a Pro Forma Basis is equal to or less than 4.5 to 1.00~~and (Y) 7.0% of the Market Capitalization;

(7)               Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(8)           so long a no Event of Default has occurred and is continuing, other Restricted Payments including for the avoidance of doubt any prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Second Out Term Loans in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (8) not to exceed the greater of (x) $~~1~~20,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(9)           distributions or payments of Receivables Fees;

(10)         any Restricted Payment made in connection with the Exit Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Parent Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under any Permitted Acquisitions or other Permitted Investments;

(11)         any Restricted Payments in connection with the consummation of a Favored Sale as contemplated in the definitive documentation in respect thereof;

(12)         the declaration and payment of dividends by Holdings to, or the making of loans to, any direct or indirect parent company of Holdings in amounts required for any direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence, (B) for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for applicable foreign, federal, state and/or local income tax purposes of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), to pay the portion of any consolidated, combined or similar foreign, federal, state and/or local income and/or similar tax (as applicable) of such Tax group for such taxable period, to the extent that such income taxes are attributable to the income of Holdings and any Credit Party and, to the extent of the amount actually received from any Credit Party, in amounts required to pay such taxes to the extent attributable to the income of such Credit Party, provided that in each case the amount of such payments with respect to any year does not exceed the amount that Holdings and any Credit Party (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes for such year had Holdings and any Credit Party (to the extent described above) been a stand-alone taxpayer or stand-alone tax group (separate from any such direct or indirect parent company of Holdings) for all years ending after the Closing Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, and managers of any direct or indirect parent company of Holdings to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of Holdings and any Credit Party, including Holdings' proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and a Credit Party’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of Holdings to pay fees and expenses incurred by any direct or indirect parent company of Holdings related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) any fees and expenses incurred, or any amortization thereof, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any such direct or indirect parent company of Holdings, and (G) repurchases deemed to occur upon the cashless exercise of stock options; ~~and~~

(13)         the repurchase, redemption or other acquisition for value of Equity Interests of Holdings deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Holdings, in each case, permitted under this Agreement~~.~~; and

(14)         other Restricted Payments; provided, that after giving Pro Forma Effect to such Restricted Payments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 3.25:1.00.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (13) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Parent Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (13), Section 10.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this covenant.

10.6         Burdensome Agreements. Holdings and the Borrowers will not, nor permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of such Credit Party or any of its Subsidiaries to:

(a)           (i) pay dividends or make any other distributions to Holdings or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to Holdings or any Subsidiary;

(b)           make loans or advances to Holdings or any Subsidiary;

(c)           sell, lease or transfer any of its properties or assets to Holdings or any Subsidiary; or

(d)           create, incur, assume or suffer to exist any Lien on property of such Person for the benefit of the Lenders with respect to the Obligations under the Credit Documents, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i)           contractual encumbrances or restrictions pursuant to this Agreement or in effect on the Closing Date and listed on Schedule 10.6;

(ii)          the First Out Term Credit Documents;

(iii)         purchase money obligations for property acquired in the ordinary course of business consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) or clause (d) above on the property so acquired;

(iv)         Requirement of Law or any applicable rule, regulation or order;

(v)          any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(vi)         contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)        (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)          other Indebtedness, Disqualified Stock or preferred stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)           customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi)          customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(xii)         restrictions created in connection with the Receivables Facility on the Closing Date.

10.7       Financial Covenant. The Parent Borrower will not permit the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio as of the last day of any Test Period ~~set forth in the table below, to exceed the ratio set forth opposite~~ending on or after January 31, 2022, to exceed 7.00 to 1.00 (as determined as of the required date of the delivery of the Compliance Certificate for the relevant fiscal quarter corresponding to the last fiscal quarter of such Test Period ~~in the table below:~~).

~~Test Period End Date~~	~~Consolidated Debt to Consolidated EBITDA Ratio~~
~~January 31, 2022~~	~~6.00 to 1.00~~
~~April 30, 2022~~	~~6.00 to 1.00~~
~~July 31, 2022~~	~~5.50 to 1.00~~
~~October 31, 2022~~	~~5.50 to 1.00~~
~~January 31, 2023~~	~~5.00 to 1.00~~
~~April 30, 2023~~	~~5.00 to 1.00~~
~~July 31, 2023 and thereafter~~	~~4.50 to 1.00~~

10.8       Amendment of Other Documents. Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to, amend or otherwise modify the terms of (i) the First Out Term Credit Documents ~~or~~, (ii) any organizational document of any Credit Party, in each case in any respect which would materially adversely affect the rights or interests of the Collateral Agent, the Administrative Agent or the Lenders hereunder, taken as a whole or (iii) any Junior Debt to the extent the terms of such amendment would not have been permitted at the time the applicable Junior Debt was incurred.

10.9       Canadian Pension Plans. No Credit Party in existence on the Closing Date, nor any Subsidiary created after the Closing Date (as permitted hereunder), shall, without the prior written consent of the Required Lenders (which consent may be communicated by the Lender Advisor), commence to participate in a Canadian Defined Benefit Plan.

Section 11.        Events of Default

11.1       Events of Default. The occurrence of any of the following specified events shall constitute an “Event of Default” hereunder:

(a)          Payments. The Borrowers shall (i) default in the payment when due of any principal of the Loans or (ii) default in the payment when due (or within five Business Days of such due date) of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or

(b)         Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)          Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), Section 9.5 (solely with respect to the Borrowers), Sections 9.14(d), 9.18 or Section 10 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clause (i) or otherwise set forth in this Section 11.1) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Administrative Agent or the Required Lenders; ~~or~~provided that, no Default or Event of Default shall arise in connection with Section 10.7 until the fifteenth (15th) Business Day on which the certificate is required to be delivered for the relevant fiscal quarter or fiscal year, as applicable, under Section 9.1(c) unless the Borrower notifies the Administrative Agent that it does not intend to, or if it is not eligible to at such time (pursuant to Section 11.4), exercise its Cure Right to cure the resulting Event of Default; or

(d)          Default Under Other Agreements.

(i)           Any Credit Party or any of their Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of the greater of (1) $20,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate, for the such Persons, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (1) $20,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or

(ii)          Without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (1) $20,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by a Credit Party or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

(e)          Bankruptcy, Etc. Holdings, the Parent Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”) or under any Canadian Bankruptcy or Insolvency Law; or an involuntary case, proceeding or action is commenced against Holdings, the Parent Borrower or any Material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Parent Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver and manager, interim-receiver, receiver manager, trustee, liquidator, administrator, administrative receiver, examiner or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Parent Borrower or any Material Subsidiary; or Holdings, the Parent Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, compromise, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration, examinership or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Parent Borrower or any Material Subsidiary; or there is commenced against Holdings, the Parent Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Parent Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Parent Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver and manager, interim-receiver, receiver manager, trustee, administrator, examiner or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Parent Borrower or any Material Subsidiary makes a general assignment, compromise, arrangement or proposal for the benefit of creditors; or

(f)          ERISA and Other Employee Benefit Matters. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States District Court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e), such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(g)          Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

(h)          Pledge Agreement. Subject to the Legal Reservations in the case of any Foreign Pledge Agreement (other than to the extent governed under the laws of Canada) and the Irish Share Charge and Security Assignment, U.S. Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Parent Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been received by it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or

(i)          Security Agreement. Subject to the Legal Reservations in the case of any Foreign Security Agreement (other than to the extent governed under the laws of Canada) and the Irish Debenture, U.S. Security Agreement, each Foreign Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Parent Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments received by it) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the U.S. Security Agreement, any Foreign Security Agreement or any other Security Document; or

(j)          Judgments. One or more judgments or decrees shall be entered against Holdings, the Parent Borrower or any of their Material Subsidiaries involving a liability in excess of the greater of (1) $20,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for such Persons (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

(k)          Change of Control. A Change of Control shall occur.

11.2       Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent may, and at the written request of the Required Lenders shall, by written notice to the Parent Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, no such notice shall be required in respect of any Event of Default specified in Section 11.1(e) and such Event of Default shall occur automatically): (i) the Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, accelerated and forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law~~, whereupon such amounts shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived~~ and (iii) exercise any and all remedies pursuant to any of the Credit Documents.

11.3       Application of Proceeds. Subject to the terms of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, intercreditor agreement or similar arrangement with respect to the Obligations, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Credit Document, promptly by the Collateral Agent as follows:

(a)          first, to the payment of all reasonable and documented fees of, and costs and expenses incurred by, and any indemnification amounts owed to, the Administrative Agent or the Collateral Agent under the Credit Documents, including without limitation in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable or indemnifiable hereunder or thereunder;

(b)         second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (b) held by them;

(c)          third, to payment of that portion of the Obligations constituting unpaid principal of and premiums, if any, payable on the Loans and obligations of the Credit Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (c) held by them;

(d)          fourth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(e)          fifth, any surplus then remaining shall be paid to Parent Borrower for the account of the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

11.4       Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Parent Borrower fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the end of any fiscal period until the expiration of the 15th Business Day following the date Section 9.1 Financial Statements are required to be delivered in respect of such fiscal period for which such financial covenant is being measured, any holder of Capital Stock or Stock Equivalents of Holdings or any direct or indirect parent of the Parent Borrower shall have the right to cure such failure (the “Cure Right”) by (1) causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Required Lenders) by Holdings (or from a contribution to the equity capital of Holdings in the form of Qualified Stock or of Disqualified Stock having terms reasonably satisfactory to the Required Lenders) in an amount (the “Cure Amount”) equal to the amount by which Consolidated EBITDA would need to be increased in order for the Parent Borrower to have been in compliance with the financial covenant set forth in Section 10.7 for the relevant Test Period to be contributed, directly or indirectly, as cash common equity to the Parent Borrower or (2) causing the Available Amount attributable to clauses (c) and (d) of the definition thereof to be reduced by an amount equal to the Cure Amount (and for purposes hereof, any utilization of the Available Amount other than as a Cure Amount shall be presumed to have used amounts pursuant to clauses (c) and (d) prior to amounts pursuant to other clauses thereunder), and, upon receipt by the Parent Borrower of such Cure Amount pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)          Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.7 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)          there shall be no pro forma reduction in Consolidated First Lien Secured Debt with the Cure Amount for determining compliance with such financial covenant in the Test Period with respect to which such Cure Right is exercised (provided, that to the extent that the proceeds of such Cure Amount are actually applied to prepay indebtedness, such pro forma reduction may be credited in any subsequent fiscal quarter); and

(c)          if, after giving effect to the foregoing recalculations, the Parent Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7, the Parent Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) there shall be a maximum of five Cure Rights exercised during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Company to be in compliance with the financial covenant set forth in Section 10.7; and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination or for determining pricing, or the availability or amount of any covenant basket under the Credit Documents other than for determining compliance with Section 10.7.

Section 12.       Administrative Agent.

12.1       Appointment.

(a)          Each Lender hereby irrevocably designates and appoints Wilmington Savings Fund Society, FSB as Administrative Agent hereunder and under the other Credit Documents, as applicable, and irrevocably authorizes the Administrative Agent, in its respective capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.1, 12.9, 12.11 and 12.12 with respect to Holdings) are solely for the benefit of the Agents and the Lenders, and none of Holdings, any Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Credit Document, the Administrative Agent will not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, as applicable, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any of their respective Subsidiaries. Each Lender hereby acknowledges that the Lenders may syndicate the Loans on or after the Closing Date and, in connection with such syndication, the Administrative Agent is hereby: (a) authorized and directed to execute a syndication escrow agreement and such other documents, in each case as are satisfactory to it and as are presented to it by the Lender Advisor for execution, to facilitate such syndication and take such actions as are set forth therein and (b) the Administrative Agent shall not be liable for any actions taken or omitted in accordance with such documents related to such syndication, other than for its gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction.

(b)         The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Credit Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent and the Lenders and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)          Each Lender hereby irrevocably authorizes the Collateral Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Collateral Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), and the PPSA, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or under Canadian Bankruptcy and Insolvency Law, or at any other sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Requirements of Law. In no event shall the Agent be obligated to take title to or possession of Collateral in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability; provided that if any Agent declines to take title to or possession of Collateral because it exposes it to liability, it will promptly notify the Lenders thereof.

(d)         Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC and the PPSA or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof and promptly deliver such Collateral to the Collateral Agent.

12.2       Delegation of Duties. The Agents may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3       Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. No provision of this Agreement or any other Credit Agreement shall require either Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The rights, privileges, protections, immunities and benefits given to each Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by such Agent in each Credit Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as such Agent in each of its capacities hereunder and in each of its capacities under any Credit Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Credit Document or related document, as the case may be. Notwithstanding anything contained in this Agreement to the contrary, neither Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR or the Eurocurrency Rate (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitions or replaced in accordance with the terms of the Credit Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Credit Documents are necessary or advisable, if any, in connection with any of the foregoing. Neither Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Credit Document as a result of the unavailability of LIBOR or the Eurocurrency Rate (or other applicable benchmark interest rate), including as a result of any inability, delay, error or inaccuracy on the part of any other party, including without limitation the Required Lenders or the Credit Parties, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. Neither Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to Bloomberg (or any successor source) and the Bloomberg or Reuters screen (or any successor source), or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto. In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, epidemics or pandemics or other health crises, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or the other Credit Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.

12.4       Reliance by Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including the Agent Advisors and the Lender Advisor), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or a Direction of the Required Lender or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders or a Direction of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law. Notwithstanding anything contained in this Credit Agreement or the other Credit Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent and the Collateral Agent hereunder (including without limitation this Section 12), phrases such as “satisfactory to the [Administrative] [Collateral] Agent,” “approved by the [Administrative] [Collateral] Agent,” “acceptable to the [Administrative] [Collateral] Agent,” “as determined by the [Administrative] [Collateral] Agent,” “designed by the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the [Administrative] [Collateral] Agent’s discretion,” “selected by the [Administrative] [Collateral] Agent,” “elected by the [Administrative] [Collateral] Agent,” “requested by the [Administrative] [Collateral] Agent,” “in the opinion of the [Administrative] [Collateral] Agent,” and phrases of similar import that authorize or permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Administrative Agent or Collateral Agent, as applicable, receiving a Direction of the Required Lenders or other written direction from the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights.

12.5       Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Parent Borrower or other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6       Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of any Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7       Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by any Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, as applicable, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent and under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, partners, representatives, assigns, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8       Agents in Their Individual Capacities. If applicable, the agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Notwithstanding anything herein to the contrary, in no event shall either Agent be, or be deemed to be, a “Lender”, or be deemed to have any of the duties or obligations of a Lender (including any such duty to make any loans or advances), under or in connection with this Agreement or any Credit Document. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9       Successor Agents.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (subject to the consent of the Borrowers (not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including receipt of the Borrowers’ consent); provided that if the any Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)         The Collateral Agent may at any time resign as collateral agent in accordance with the terms of the Intercreditor Agreement.

(c)          With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent, as the case may be, hereunder, and upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as an Administrative Agent.

(d)         Notwithstanding anything to the contrary contained herein or in any related document, any corporation into which either Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any corporation succeeding to the business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any Person or any further act on the part of any Person.

12.10     Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.11     Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Maturity Date and payment in full of all Obligations (other than contingent indemnity obligations and Secured Hedge Obligations and Secured Cash Management Obligations in respect of which arrangements satisfactory to the counterparties thereto have been made), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Credit Party (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; provided that, in the case of this clause (b), that no Subsidiary shall cease to be a Guarantor solely as a result of such Guarantor ceasing to be a wholly-owned subsidiary of the Borrower if the transfer of relevant equity interests are (x) to an affiliate of the Borrower and (y)is not for a bona fide business purpose (as reasonably determined by the Borrower in good faith); (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (vi) (solely with respect to Section 10.1(d)), and (ix) of the definition of Permitted Lien or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Intercreditor Agreement. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Credit Parties, or upon or as a result of the appointment of a receiver, receiver and manager, intervenor or conservator of, or trustee or similar officer for, the Credit Parties or any substantial part of its property, or otherwise, all as though such payment had not been made.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrowers under this Section 12.11, irrespective of any discharge of the Borrowers’ obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrowers to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrowers to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrowers to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

Prior to taking any action or executing any document pursuant to this Section 12.11 or Section 12.12, each of the Administrative Agent and the Collateral Agent shall be entitled to receive, and may conclusively rely upon without incurring liability therefor, an officer’s certificate executed by an Authorized Officer of a Borrower certifying that such action and execution of such documents are authorized and permitted under this Agreement and any other Credit Document and all conditions precedent to such release or execution have been satisfied. The Administrative Agent and the Collateral Agent shall not be liable for executing any documents or instruments pursuant to Section 12.11 or Section 12.12 to the extent the Collateral Agent did so upon the Direction of the Required Lenders (which consent may be provided via email by the Lender Advisor).

12.12     Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers (on behalf of themselves and each other Credit Party), the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent or the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may, upon instruction from the Required Lenders, be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent or the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or the Collateral Agent at such sale or other disposition.

12.13     Release of Collateral and Guarantees, Termination of Credit Documents.

(i)           Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Parent Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required or reasonably requested to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, receiver and manager, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(ii)          The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(iii)          In case of the pendency of any proceeding under the Bankruptcy Code or any other Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or other Credit Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(A)  to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(B)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and its respective agents and counsel and all other amounts due the Agents under this Agreement and the other Credit Documents) allowed in such judicial proceeding;

(C)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(D) any custodian, administrator, administrative receiver, receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amounts due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under this Agreement and the other Credit Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, and their respective agents and counsel, and any other amounts due the Agents under this Agreement and the other Credit Documents out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(iv)         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, plan of liquidation, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.14      Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of the Administrative Agent (at the Direction of the Required Lenders). Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent (at the Direction of the Required Lenders), it will not take any enforcement action, accelerate Obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable Requirement of Law to credit bid or purchase any portion of the Collateral at any sale or foreclosure thereof referred to in Section 12.1; provided that nothing contained in this Section shall affect any Lender’s right to credit bid its pro rata share of the Obligations pursuant to Section 363(k) of the Bankruptcy Code.

12.15      Secured Hedge Obligations or Secured Cash Management Obligations.

(a)          No Cash Management Bank, Hedge Bank nor any other holder of Secured Hedge Obligations or Secured Cash Management Obligations (other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents): (a) shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement or any other Credit Document and (b) shall have any right to direct or otherwise instruct either Agent with respect to the Collateral or otherwise. No Cash Management Bank, Hedge Bank nor any other holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee, any other Credit Document or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents.

(b)         Upon the request of the Administrative Agent, each Cash Management Bank, Hedge Bank and other holder of Secured Hedge Obligations or Secured Cash Management Obligations shall promptly provide such information, including the amount of any Obligations arising under the Secured Hedge Agreements or the Secured Cash Management Agreements, as applicable. If such Cash Management Bank or Hedge Bank does not provide such information, the Administrative Agent may request a certificate of an officer of the Parent Borrower certifying to the amount of any Obligations arising under the Secured Hedge Agreements or the Secured Cash Management Agreements or such other information as it may reasonably request. Each Agent may conclusively rely for all purposes on such information provided to it by any Cash Management Bank, any Hedge Bank or Parent Borrower without any further investigation or inquiry.

(c)          Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, neither Agent: (i) shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements or (ii) shall be deemed to have any knowledge of, nor be required obtain or verify, any provisions of any Cash Management Agreements or Hedge Agreements or any other documents related thereto or be required to ascertain or otherwise verify that any covenants, undertakings, obligations or conditions applicable to any party to, or any action taken pursuant to, any Cash Management Agreements or Hedge Agreements (or any other related documents) have been complied with or satisfied. Each Cash Management Bank, Hedge Bank and other holder of Secured Hedge Obligations or Secured Cash Management Obligations shall notify the Administrative Agent upon the discharge or termination of the Obligations related to it and each Agent may conclusively rely on any such notice received by it.

(d)              Upon the execution of any Cash Management Agreement or Hedge Agreement, the applicable Cash Management Bank, Hedge Bank and other holder of Secured Hedge Obligations or Secured Cash Management Obligations shall execute a notice substantially in the form attached hereto as Exhibit L-I and Exhibit L-II, as applicable, in which it shall agree to the terms of this Agreement and the other Credit Documents and shall provide the name and notice information for a representative of such party for all purposes under this Agreement and the other Credit Documents. Each Agent may conclusively rely on any information or documentation provided by such representative with respect to such applicable Cash Management Bank, Hedge Bank and other holder of Secured Hedge Obligations or Secured Cash Management Obligation. In addition to the notice, such party shall also deliver to the Parent Borrower and the Administrative Agent such tax forms or other documentation or information prescribed by applicable laws or reasonably requested by the Parent Borrower or the Administrative Agent.

12.16     INTERCREDITOR AGREEMENT. EACH SECURED PARTY HEREBY (a) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (b) IRREVOCABLY APPOINTS, AUTHORIZES AND INSTRUCTS ADMINISTRATIVE AGENT AND COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “ADMINISTRATIVE AGENT” AND “COLLATERAL AGENT”, RESPECTIVELY, ON BEHALF OF SUCH SECURED PARTY AND TO TAKE SUCH ACTIONS AND TO EXERCISE SUCH POWERS UNDER THE INTERCREDITOR AGREEMENT AS ARE DELEGATED TO ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT BY THE TERMS THEREOF, TOGETHER WITH ALL SUCH POWERS AS ARE REASONABLY INCIDENTAL THERETO, (c) IRREVOCABLY APPOINTS, AUTHORIZES AND INSTRUCTS COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “COLLATERAL AGENT” AND ON BEHALF OF SUCH SECURED PARTY AND TO TAKE SUCH ACTIONS AND TO EXERCISE SUCH POWERS UNDER THE INTERCREDITOR AGREEMENT AS ARE DELEGATED TO COLLATERAL AGENT BY THE TERMS THEREOF, TOGETHER WITH ALL SUCH POWERS AS ARE REASONABLY INCIDENTAL THERETO, AND EACH SECURED PARTY UNDERSTANDS AND AGREES THAT COLLATERAL AGENT IS ALSO ACTING AS COLLATERAL AGENT FOR THE BENEFIT OF THE OTHER SECURED PARTIES, INCLUDING UNDER THE FIRST OUT TERM CREDIT DOCUMENTS AND (d) ACKNOWLEDGES THE TERMS OF THE INTERCREDITOR AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS, WAIVERS, COVENANTS AND OTHER AGREEMENTS MADE WITH RESPECT TO, OR ON BEHALF OF, SUCH SECURED PARTY IN THE INTERCREDITOR AGREEMENT. EACH SECURED PARTY AGREES THAT ANY ACTION TAKEN BY ADMINISTRATIVE AGENT, COLLATERAL AGENT OR REQUIRED LENDERS IN ACCORDANCE WITH THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, AND THE EXERCISE BY ADMINISTRATIVE AGENT, COLLATERAL AGENT OR REQUIRED LENDERS OF ANY RIGHTS OR REMEDIES SET FORTH THEREIN, TOGETHER WITH ALL OTHER POWERS REASONABLY INCIDENTAL THERETO, SHALL BE AUTHORIZED BY AND BINDING UPON ALL SECURED PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AS APPLICABLE, SHALL HAVE THE SOLE AND EXCLUSIVE AUTHORITY TO (I) ACT AS THE DISBURSING AND COLLECTING AGENT FOR SECURED PARTIES WITH RESPECT TO ALL PAYMENTS AND COLLECTIONS ARISING IN CONNECTION WITH THE CREDIT DOCUMENTS; (II) EXECUTE AND DELIVER AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, RESPECTIVELY, ANY INTERCREDITOR OR SUBORDINATION AGREEMENT (OR JOINDER THERETO), AND ACCEPT DELIVERY THEREOF FROM ANY CREDIT PARTY OR OTHER PERSON; (III) ACT AS COLLATERAL AGENT FOR SECURED PARTIES FOR PURPOSES OF PERFECTING LIENS UNDER THE CREDIT DOCUMENTS, AND FOR ALL OTHER PURPOSES STATED THEREIN; (IV) OTHERWISE DEAL WITH COLLATERAL AS EXPRESSLY SET FORTH IN THE CREDIT DOCUMENTS; AND (V) TAKE ANY ENFORCEMENT ACTION OR OTHERWISE EXERCISE ANY RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL UNDER THE CREDIT DOCUMENTS, APPLICABLE LAW OR OTHERWISE. EACH SECURED PARTY HEREBY FURTHER AGREES THAT IT SHALL ONLY DIRECT OR OTHERWISE AUTHORIZE EITHER AGENT TO TAKE OR OMIT TO TAKE ANY ACTION IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT AND NEITHER AGENT SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT IN ACCORDANCE WITH ANY DIRECTION OR AUTHORIZATION RECEIVED PURSUANT TO SECTION 12.4 OF THIS AGREEMENT. THE DUTIES OF ADMINISTRATIVE AGENT AND COLLATERAL AGENT SHALL BE MINISTERIAL AND ADMINISTRATIVE IN NATURE, AND NEITHER ADMINISTRATIVE AGENT NOR COLLATERAL AGENT SHALL HAVE A FIDUCIARY RELATIONSHIP WITH ANY LENDER, PARTICIPANT OR OTHER PERSON, BY REASON OF ANY CREDIT DOCUMENT OR ANY TRANSACTION RELATING THERETO. THE PROVISIONS OF THIS SECTION ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH SECURED PARTY IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NONE OF ADMINISTRATIVE AGENT, COLLATERAL AGENT NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION TO ANY SECURED PARTY AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. IN THE EVENT OF AN INCONSISTENCY BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

Section 13.           Miscellaneous

13.1            Amendments, Waivers, and Releases.

(a)              Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (A) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (B) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the scheduled maturity date of any Loan or reduce the stated rate of interest, premium or fees (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment of any interest, premium or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only) 13.8(a) or 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section~~s~~ 6 ~~or 7~~ of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium, interest or fees or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of this Agreement or any other Credit Document without the written consent of each Agent in a manner that directly and adversely affects such Agent, as applicable, or (iv) [reserved], or (v) [reserved], or (vi) [reserved], or (vii) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) [reserved], or (ix) reduce the percentages specified in the definitions of the terms Required Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender or (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender.

(b)               [Reserved].

(c)               [Reserved].

(d)               Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(e)               ~~(e)~~      Notwithstanding the foregoing, in addition to any credit extensions and related joinder agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, subject to Section 13.1(a)(iii) above, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Holdings and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

~~(e) [Reserved].~~

(f)               The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations in respect of which arrangements satisfactory to the counterparties thereto have been made, and (y) Secured Cash Management Obligations in respect of which arrangements satisfactory to the counterparties thereto have been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Prior to taking any action or executing any document pursuant to this Section, each of the Administrative Agent and the Collateral Agent shall be entitled to receive, and may conclusively rely upon without incurring liability therefor, an officer’s certificate executed by officer of the Parent Borrower certifying that such action and execution of such documents are authorized and permitted under this Agreement and any other Credit Document and all conditions precedent to such release or execution have been satisfied.

(g)              Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrowers and the Administrative Agent.

(h)              Notwithstanding anything in this Agreement, (i) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Intercreditor Agreement, the Acceptable Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Parent Borrower (as certified to the Administrative Agent), are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole (as certified by the Parent Borrower to the Administrative Agent)); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of any Agent hereunder or under any other Credit Document without the prior written consent of such Agent and provided, further, such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (ii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrowers) and (y) effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Required Lenders (which approval may be communicated via email by the Lender Advisor) and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent (in each case acting at the Direction of the Required Lenders in their sole discretion), to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with any applicable Requirement of Law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent, the Required Lenders and the Borrowers) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(i)               Notwithstanding anything in this Agreement or any Security Document to the contrary, the Required Lenders may, in their sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrowers and the other Credit Parties by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Documents.

13.2            Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)              if to Holdings, any Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)              if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3            No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4            Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5            Payment of Expenses; Indemnification.

(a)              Each Borrower, jointly and severally, agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, negotiation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (in the case of any amendment, supplement, modification or waiver, whether or not effective), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of (x) Seward & Kissel LLP (or such other counsel as may be agreed by the Administrative Agent and the Parent Borrower), (y) one counsel in each relevant material jurisdiction and (z) other advisors and consultants to the Agents to the extent the Parent Borrower provides written consent thereto and (ii) to pay or reimburse the expenses for the Lender Advisor and one counsel for the Required Lenders in each relevant material jurisdiction for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, negotiation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (in the case of any amendment, supplement, modification or waiver, whether or not effective), and the consummation and administration of the transactions contemplated hereby and thereby.

(b)              Each Borrower, jointly and severally, agrees to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel to the Administrative Agent and the Collateral Agent taken as a whole, one firm of counsel to all Indemnified Persons other than the Administrative Agent and the Collateral Agent taken as a whole and, to the extent required, one firm or local counsel for the Administrative Agent and the Collateral Agent in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and one firm or local counsel for all Indemnified Persons other than the Administrative Agent and the Collateral Agent taken as a whole in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto), arising out of any Commitment, Loan or the use or proposed use of the proceeds therefrom, arising out of, or with respect to the Exit Transactions or to the execution, delivery, performance, administration and enforcement of this Agreement, the other Credit Documents and any such other documents, agreements, letters or instruments delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials attributable to the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (b), regardless of whether brought by the Parent Borrower, any of its subsidiaries or any other Person collectively, the “Indemnified Liabilities”); provided that Holdings and the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person (other than with respect to each Agent) or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by Holdings, the Parent Borrower or any of their respective Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that the exceptions set forth in the immediately preceding clause (i) of the immediately preceding proviso does not apply to such Agent at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

(c)              Each Indemnified Person agrees (x) that the Borrowers shall have no obligation to reimburse such Indemnified Person for fees and expenses and (y) to return and refund any and all amounts paid by the Borrowers pursuant to this Section 13.5, in the case of each of clauses (x) and (y), to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms of the Credit Documentation.

(d)              No Credit Party or Indemnified Person (or any Related Party of an Indemnified Person) shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrowers’ indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) or under any other provision of this Agreement or any of the other Credit Agreement Documents. No Indemnified Person (or any Related Party of an Indemnified Person) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)              All amounts reimbursable by the Borrowers under this Section 13.5 shall constitute Obligations secured by the Collateral. The agreements in this Section 13.5 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 13.5 shall be paid within thirty (30) days of receipt by the Parent Borrower of an invoice relating thereto. If the Borrowers fail to pay when due any amounts payable by them hereunder or under any Credit Document, such amount may be paid on behalf of the Borrowers by the Administrative Agent in its discretion by charging any loan account(s) of the Borrowers, without notice to or consent from the Borrowers or any other Credit Party, and any amounts so paid shall constitute Obligations hereunder.

13.6            Successors and Assigns; Participations and Assignments.

(a)              The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6 (it being agreed that the Disbursement Agent may only assign its rights and obligations hereunder in accordance with Section 13.6(i). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)               the Borrowers; provided that no consent of the Borrowers shall be required for (1) an assignment Loans or Commitments of to a Lender, an Affiliate of a Lender, or an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or 11.5 has occurred and is continuing; and

(B)                the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

The Borrowers’ consent shall be deemed to have been given if the Borrowers have not responded within 10 Business Days after having received notice thereof. Notwithstanding the foregoing, no such assignment shall be made to a natural Person.

(ii)             Assignments shall be subject to the following additional conditions:

(A)               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of Term Loans (and shall, in each case be in an integral multiple thereof), unless each of the Borrowers and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, delayed or conditioned) or, if less, the assignment constitutes all of the applicable Lender’s Term Loans; provided that no such consent of the Borrowers shall be required if an Event of Default under Section 11.1(a) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Term Loans;

(C)               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with (other than in the case of an assignment by the Disbursement Agent) a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)).

(iii)            Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section 13.6(b)(iv). This Section 13.6(b)(iv) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(v)             Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee~~, the~~ (or, in the case of an assignment to a Claimant Assignee, executed by the Disbursement Agent, the U.S. Subsidiary Borrower and the Claimant Assignee), the assignee’s completed Administrative Questionnaire and applicable tax forms (as required under Section 5.4(e) unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)              (i) Any Lender may, without the consent of, or notice to the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) a natural person, (y) any Credit Party or any of their Subsidiaries and (z) [reserved] (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the third proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)              A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participations takes place. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)              Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)              Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(f)               The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)              Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(h)              Notwithstanding anything to the contrary contained herein and so long as no Event of Default is then continuing, Holdings, the Borrowers and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Holdings or the Parent Borrower and the Auction Agent or (y) privately negotiated purchases on a non-pro rata basis; provided thatany Loans or Commitments acquired by Holdings, any Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

None of the Borrowers, Holdings, any Subsidiary of Holdings shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to Holdings, the Borrowers and their respective Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws and all assignors of the relevant transactions shall render customary “big boy” disclaimer letters.

(i)              The Disbursement Agent shall assign Term Loans held by it for the benefit of the Claimant Assignees (as defined below) to each Unidentified Claimant that (x) is an assignee and (y) provides to the Administrative Agent information necessary to facilitate any future distributions with respect to the applicable Term Loans (each, a “Claimant Assignee”), subject to the satisfaction of the following: (x) the Disbursement Agent, the U.S. Subsidiary Borrower and the Claimant Assignee shall have executed and delivered to the Administrative Agent an Assignment and Acceptance acceptable to the Administrative Agent and (y) the Claimant Assignee shall have delivered to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Claimant Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required by this Agreement. Any assignment made by the Disbursement Agent to a Claimant Assignee pursuant to this Section 13.6(i) shall be deemed effective as of the first day of the Interest Period in which such assignment has been made.

13.7            [Reserved].

13.8            Replacement of Lenders Under Certain Circumstances.

(a)              The Borrowers, at their cost and expense (which, for the avoidance of doubt, may be shared with the replacement institution with such institution’s consent), shall be permitted to replace any Lender, and in the case of a Lender repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, ~~or~~ (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be satisfactory to the Required Lenders, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(a), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrowers shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, any Agent or any other Lender shall have against the replaced Lender.

(b)              If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Parent Borrower, at its cost and expense (which, for the avoidance of doubt, may be shared with the replacement institution with such institution’s consent), shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) and in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (a) all Obligations hereunder of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6 (with the Borrower or replacement lender responsible for payment of the registration and processing fee).

(c)              Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.8 may be effected pursuant to an Assignment and Acceptance executed by the Borrowers, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.9            Adjustments; Set-off. Subject to Section 12.13,

(a)              Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)              After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.10          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

13.11          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12          Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the other Credit Parties, any Agent, nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.13          GOVERNING LAW; CONSENT TO SERVICE OF PROCESS.

(a)              THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)              ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN THE COURTS OF THE STATE OF NEW YORK AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK COUNTY, AND APPELLATE COURTS FROM ANY THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE AGENT AT ITS ADDRESS FOR NOTICES AS SET FORTH HEREIN. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION. EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

13.14          Acknowledgments. Each of Holdings and each Borrower hereby acknowledges that:

(a)              it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;

(b)              the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders, the other Agents on the other hand, and the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(c)              in connection with the process leading to such transaction, each of the Administrative Agent, the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(d)              neither the Administrative Agent, any other Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, other Agents or any Lender has advised or is currently advising any Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent, other Agents, nor any Lender has any obligation to any Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(e)              the Administrative Agent, each other Agent, each Lender and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent, any other Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(f)               neither the Administrative Agent, any other Agent, any Lender nor any of their respective Affiliates has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Holdings and each Borrower hereby agrees (on behalf of itself and the other Credit Parties) that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Exit Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any other Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty; and

(g)              no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers, on the one hand, and any Lender, on the other hand.

13.15          WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16          Confidentiality. The Administrative Agent, each other Agent, the Lender Advisor and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder with respect to such Credit Party or any of its Subsidiaries and their businesses in connection with this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) [reserved], (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrowers and this Exit Facility to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17          Direct Website Communications. Each of Holdings and each Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Credit Parties, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Agents agree that the receipt of the Communications by any Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)              Each Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)              THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or such Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)               Each Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrowers, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrowers have indicated contains only publicly available information with respect to the Borrowers may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrowers have not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Credit Parties and their securities. Notwithstanding the foregoing, the Borrowers shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that, the following documents shall be deemed to be marked “PUBLIC,” unless a Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Exit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(b) and (f).

13.18      USA PATRIOT Act. Each Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with its normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with its normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate joint and several obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

13.20      Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, receiver and manager or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21      No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22      Canadian Anti-Money Laundering. Each Borrower acknowledges that, pursuant to AML Legislation, the Agents and the Lenders may be required to obtain, verify and record information regarding the Borrowers, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any of the Agents or the Lenders, or any prospective assignee or participant of any of the Agents or the Lenders, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If any of the Agents has ascertained the identity of any Borrower or any authorized signatories of any Borrower for the purposes of applicable AML Legislation, then such Agent, as applicable:

(i)       shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and such Agent within the meaning of applicable AML Legislation; and

(ii)       shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that none of the Agents has any obligation to ascertain the identity of any Borrower or any authorized signatories of any Borrower on behalf of any Lender, nor to confirm the completeness or accuracy of any information any of the Agents obtains from any Borrower or any such authorized signatory in doing so.

13.23      Obligations Joint and Several. The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Credit Document to which any Borrower is a party, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Credit Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Credit Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, Collateral Agent or any Lender exhaust any right, power or remedy or proceed against such other Credit Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder. Further, the provisions of the Guarantee are hereby incorporated by reference and shall be deemed to apply to the Obligations of the Borrowers mutatis mutandis as if set forth herein.

13.24      Acknowledgement and Consent to Bail-In of any Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any bank that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any bank that is an Affected Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

13.25      Deemed Acceptance of Lenders. In accordance with the Confirmation Order and Approved Plan, each Lender is deemed to have executed and delivered this Agreement, regardless of whether such Lender has executed and delivered a signature page hereto, and shall be bound to the terms of this Agreement (without any further acts or signatures) in all respects.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SOFTWARE LUXEMBOURG INTERMEDIATE S.À R.L., as Holdings

By:

Name:
Title:

SOFTWARE LUXEMBOURG ACQUISITION S.À R.L., as a Borrower

By:

Name:
Title:

SKILLSOFT CORPORATION, as a Borrower

By:

Name:
Title:

[Signature Page to Skillsoft Second Out Exit Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:

Name:
Title:

[Signature Page to Skillsoft Second Out Exit Credit Agreement]

,
as Lender

By:

Name:
Title:

[Signature Page to Skillsoft Second Out Exit Credit Agreement]

Annex B
Form of Junior Lien Intercreditor Agreement

[On File with the Administrative Agent]

Annex C
Form of Joinder Agreement

[On File with the Administrative Agent]